Exhibit 2.1

Private & Confidential	Draft: 04 Mar 2003
TMHC/IRCW/AA51413
CFD - #928621-v1

Dated 4th of March 2003

INSIGNIA SOLUTIONS PLC	(1)

INSIGNIA SOLUTIONS INTERNATIONAL LIMITED	(2)

INSIGNIA SOLUTION, INC.	(3)

INSIGNIA SOLUTIONS SARL (FRANCE)	(4)

And

ESMERTEC A.G.	(5)

ASSET PURCHASE AGREEMENT

Contents

Clause

1	Definitions and interpretation

2	Purpose of this Agreement and pre-Completion matters (including conditions precedent and related undertakings)

3	Sale of the Business and Assets

4	Extent of acquisition and excluded items

5	Special provisions relating to certain categories of Assets, Rights and Liabilities

6	Consideration

7	Rescission

8	Completion

9	Deferred Assets Completion

10	Further assurance

11	Immediate post-Completion matters

12	Post-Completion co-operation

13	Employees

14	Records

15	Parent guarantee

16	Value Added Tax

17	Set-off and interest

18	Gross-up

19	Warranties

20	Claims for breach of warranty or undertaking

21	Specific Indemnities and related provisions

22	Restrictive covenants

23	Continuing effects of this Agreement

24	Announcements and circulars

25	Releases, waivers etc., by the Parties

26	Notices

27	Time

28	Entire Agreement

29	Alterations and consent

30	Severability

31	Counterparts

32	Costs

33	Successors and assigns

34	Stamp Duty Certificate of Value

35	Third Party Rights

36	Applicable law and jurisdiction

Schedule 1 The Assets
Part A Asset Classes
Part B The Property

Schedule 2 Deferred Assets

Schedule 3 Excluded items
Part A - The Excluded Assets
Part B - The Excluded Contracts
Part C - The Retained Names

Schedule 4 Provisions applying to certain categories of Assets, Rights and Liabilities
Part A - Allocation of the benefit of Rights and burden of Liabilities

Schedule 5 Employees
Part A - The Transferring Employees
Part B - Key Employees

Schedule 6 Conditions, undertakings and conduct of the business pending Completion
Part A - The Conditions
Part B - Conduct of the Business pending Completion

Schedule 7 Consideration
Part A - The Basic Consideration
Part B - Revenue Share Payments

Schedule 8 Provisions for the protection of the Vendors

Schedule 9 Matters warranted

Schedule 10 Definitions and Interpretation
Part A - Definitions
Part B - Interpretation

Appendix

A                            Intellectual Property Rights

B                            Physical Assets

C                            Material Contracts

Agreed form documents

1                               Disclosure Letter

2                               Letters to Transferring Employees

3                               Master Software Development Support and Maintenance Agreement

4                               Master Distributorship and Licence Agreement

5                               Licensed Products Security Interest

6                               SSP Marketing Agreement

7                               Deed of Employment Variation

8                               Property Transfer Agreement

THIS AGREEMENT is dated 4th of March 2003 and is made BETWEEN:

(1)

INSIGNIA SOLUTIONS PLC registered in England and Wales under company number 01961960 whose registered office is at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 OHH (the “Parent”);

(2)

INSIGNIA SOLUTIONS INTERNATIONAL LIMITED registered in England and Wales under company number 012349119 whose registered office is at Insignia House, The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 OHH;

(3)	INSIGNIA SOLUTIONS, INC. registered in Delaware, U.S. whose registered office is 41300 Christy Street, Fremont, CA 94538, the United States of America;

(4)	INSIGNIA SOLUTIONS SARL (FRANCE) a company registered in France whose registered office is 24 Avenue du Centre, 78180 Montigny le Bretonneux,

(each a “Vendor” and together the “Vendors”); and

(5)	ESMERTEC A.G., registered in Switzerland, whose registered office is at Lagerstraße 14, ch-8600 Dűbendorf, Switzerland (the “Purchaser”),

(each a “Party” and together the “Parties”).

NOW IT IS HEREBY AGREED as follows:

1

Definitions and interpretation

The definitions and other provisions relating to interpretation set out in parts A and B of schedule 10 shall apply to this Agreement.

2

Purpose of this Agreement and pre-Completion matters (including conditions precedent and related undertakings)

2.1

This is an Agreement for the sale and purchase of the Business and of certain assets of, or relating to, the Business.

2.2

The obligations of the Parties for the sale and purchase of the Business and the Assets under this Agreement are (subject to clause 2.6) conditional on the fulfilment of the Conditions on or before the Key Date.

2.3

Each of the Vendors undertakes to use its reasonable endeavours to procure the fulfilment of the Conditions as soon as possible but in any event on or before the Key Date.

2.4

The Purchaser agrees to provide such assistance to the Vendors as it is reasonably able in order to enable the fulfilment of the Conditions.

2.5

If at any time any party becomes aware of a fact or circumstance that might prevent or materially delay any of the Conditions being satisfied, or that any Condition has been satisfied, it shall promptly notify the other parties.

2.6

The Purchaser reserves the right to waive wholly or in part (to such extent as the Purchaser may at the Purchaser’s entire discretion think fit) all or any of the Conditions (provided that in relation to Condition 2, the Purchaser shall not be entitled to waive the same unless the Vendors (or any of them) have breached their obligations under clause 2.3 or have otherwise taken any action which would be reasonably likely to affect in a prejudicial way the decision by the landlord under the Lease to grant the relevant consent described in such Condition).  Any waiver by the Purchaser under this clause 2.6 is without prejudice to any other rights which the Purchaser may have under this Agreement.

2.7

If any of the Conditions (to the extent that it has not been waived pursuant to clause 2.6) is not fulfilled on or before the Key Date, all obligations of the parties under this Agreement shall forthwith terminate (except those under clause 1, this clause 2.7, and clauses 15 to 18 and 24 to 35, which shall remain in force) and no party shall have any claim against the others under them except in respect of any breach of any of those clauses or any prior breach of clause 2.3 or 2.4.

2.8

Each of the Vendors hereby give the following undertakings to the Purchaser.  The Vendors undertake:

2.8.1

to take such steps pending Completion as are reasonably available to the Vendors to maintain in good standing the Insurances and, following consultation with the Purchaser, to procure that any insurance claim arising in respect of any Asset of, or any matter relating to, the Business is made as soon as practicable;

2.8.2

to conduct consultations required by the Transfer Regulations at all times in a manner which takes into account any reasonable request the Purchaser may have in connection therewith, and to keep the Purchaser fully informed on a timely basis as to the progress and conduct of any consultation with any of the Employees and to co-operate with the Purchaser in this connection;

2.8.3

to co-operate fully with the Purchaser in respect of steps taken or to be taken by the Purchaser to enter into new contracts of employment, or variations to existing contracts of employment, with the Transferring Employees if following Completion any such Transferring Employee does not in fact transfer automatically to the Purchaser pursuant to the Transfer Regulations; and

2.8.4

subject to the provisions of the UK Data Protection Act 1998, to provide the Purchaser with any and all information in its possession or which is otherwise reasonably accessible by it which the Purchaser reasonably requests regarding the Employees.

2.9

Without prejudice to the Purchaser’s rights under clauses 7 and 20 and/or schedule 9, for the avoidance of doubt neither the Vendors nor the Purchaser shall be obliged to complete this Agreement in the event that they are prevented by law from so doing.

2.10

The provisions of parts B, C and D of  schedule 6 shall apply in relation to the Business from the date of this Agreement until Completion or, to the extent applicable to the Deferred Assets, the Deferred Assets Completion.

3

Sale of the Business and Assets

3.1

For the consideration and on the terms specified in this Agreement:

3.1.1

the Vendors shall sell to the Purchaser (and, to the extent necessary, shall procure that each Vendor Group Member shall sell) the Business as a going concern together with the Assets; and

3.1.2

the Purchaser (relying, as the Vendors hereby acknowledge, on the warranties, undertakings and indemnities of the Vendors referred to or contained in this Agreement) shall purchase the Business and the Assets from the Vendor Group with a view to its carrying on the Business from Completion as a going concern in succession to the Vendor Group.

3.2

3.2.1

The Vendors shall sell to the Purchaser (or, as appropriate, procure the sale of) the Assets (other than the Contracts):

(a)                      free from all Encumbrances; and

(b)                     (without prejudice to clause 3.2.1(a)), with full title guarantee; and

(c)                      the Property on the terms set out in the Property Transfer Agreement.

3.2.2

The Vendors shall sell to the Purchaser the Contracts on and subject to the terms specified in part B of schedule 4 (and in particular subject to the rights of the other parties to the Contracts) but otherwise on the terms (so far as applicable) specified in clause 3.2.1.

3.2.3

In the case of such of the Assets as fall within the definition of “goods” in section 61 of the UK Sale of Goods Act 1979 the Vendors shall sell such Assets on the terms specified in clause 3.2.1 and (in addition but without prejudice to such terms) with the benefit of the condition and warranty implied by sections 12(1) and (2) of that Act.

3.2.4

Every instrument of transfer of the Assets (or any of the Assets) entered into pursuant to this Agreement shall be deemed to include expressly and be made subject to the foregoing provisions of this clause 3.2 and all other provisions of this Agreement which affect their interpretation.

3.3

The Business and the Assets other than the Deferred Assets shall be deemed to be sold with effect from the Completion Date.  The Deferred Assets shall be deemed to be sold with effect from the Deferred Assets Completion Date.

3.4

Notwithstanding clause 3.3, title to and beneficial ownership of those of the Assets which are capable of transfer by delivery shall pass on their delivery and such delivery shall be deemed to take place on their being made available by the Vendors for collection on Completion in accordance with clause 8.3.1 or, in relation to the Deferred Assets, on Deferred Assets Completion in accordance with clause 9.1.

3.5

All the Assets (other than the Property, the Contracts and the Deferred Assets) shall as from Completion and all of the Deferred Assets shall as from Deferred Assets Completion (pending any necessary legal assignment or assurance of them and subject to Completion) be held by the Vendors on bare trust for the Purchaser.

4

Extent of acquisition and excluded items

4.1

The Sale is in respect of the whole of the Business and all the Assets and (subject to clause 4.3 and Part B of schedule 4) the Vendors shall not be required to sell and the Purchaser shall not be required to purchase part or some only of the Business and the Assets.

4.2

The Sale does not include any business or assets other than the Business and the Assets and in particular there shall be specifically excluded from the Sale and shall remain with the Vendors and nothing in this Agreement shall operate to transfer to the Purchaser:

4.2.1

the Excluded Assets;

4.2.2

any assets of the Vendors used exclusively or primarily in connection with any business other than the Business;

4.2.3

(without limiting clauses 4.2.1 and 4.2.2) the Retained Business and the assets of the Retained Business,

and the descriptions of the Assets in schedule 1 and the Appendices to this Agreement shall be read subject to this clause 4.

4.3

Clauses 4.1 and 4.2 are without prejudice to any provisions of this Agreement that provide for the exclusion of certain Assets from the Sale by agreement of the Parties subsequent to signature of this Agreement.

4.4

The Purchaser shall not assume under this Agreement and nothing in this Agreement shall operate to transfer to the Purchaser, or to make the Purchaser responsible for, any of the debts, liabilities or other obligations of any Vendor Group Member except:

4.4.1

to the extent provided in any part of schedule 4; or

4.4.2

in accordance with any express (but not implied) undertaking or indemnity otherwise given by the Purchaser to the Vendors under this Agreement,

and, subject to this clause 4.4 and schedule 4, each of the Vendors hereby undertakes to discharge (or procure the discharge of) or otherwise satisfy (or procure the satisfaction of) all those debts, liabilities and obligations insofar as they relate to the Business or the Assets.

5

Special provisions relating to certain categories of Assets, Rights and Liabilities

The provisions of schedule 4 shall apply in relation to those categories of Assets, Rights and Liabilities specified in schedule 4.

6

Consideration

6.1

The consideration for the Sale shall be the payment or satisfaction by the Purchaser of the Purchase Price.  The Purchaser shall pay to:

6.1.1

The Parent on behalf of the Vendors the Basic Consideration subject to clause 9 in five (5) instalments in the amounts and on the dates set out in Part A of Schedule 7; and

6.1.2

Insignia Solutions, Inc.  the Total Revenue Share Amount in accordance with the provisions of Part B of Schedule 7.

6.2

Payment of any sum under this clause 6 shall be made by electronic transfer initiated on the day on which the relevant obligation arises for value no later than the second business day after such day, to the Vendors’ Nominated Bank Account and receipt of such sum in that account shall constitute a good discharge to the Purchaser in respect of it (and, in particular, the Purchaser shall not be responsible for, or concerned with, the allocation of any sum paid as between the Vendors).

6.3

The Total Revenue Share Amount shall be apportioned to Goodwill.  The apportionment of the Basic Consideration between each Asset Class and, where appropriate, each Asset within such Asset Class, shall be carried out on a “just and reasonable” basis and shall be determined by the Vendors and the Purchaser as soon as practicable and in any event not later than Completion, and each of the Vendors and the Purchaser shall use their best endeavours to agree such an apportionment, acceptable to the relevant Taxation Authority.

7

Rescission

7.1

This clause 7 sets out the circumstances in which the Purchaser shall be entitled to rescind this Agreement before Completion (and, for the avoidance of doubt, such circumstances shall confer a separate right of rescission). Neither party shall be entitled to rescind this Agreement in any other circumstances (without prejudice to the provisions of clause 2.7 (Non satisfaction of conditions), 2.9 (Legal prohibition) or clauses 8.6 and 8.7 (Partial Completion).

7.2

For the avoidance of doubt, save in respect of any fraudulent misrepresentation, no Party shall be entitled to rescind this Agreement for any reason after Completion.

7.3

If, before Completion, the Purchaser becomes aware of:

7.3.1

any Relevant Breach as at the date of this Agreement (and each Vendor hereby undertakes to notify the Purchaser forthwith on becoming aware of the same);

7.3.2

any Relevant Breach when the Warranties are repeated by the Vendors at the Completion Date and which the Vendors are not entitled to disclose in the Further Disclosure Letter; or

7.3.3

any breach by the Vendors or any of them of their obligations under Schedule 6 then:

(a)               if the Relevant Breach or breach of the obligations under schedule 6 might reasonably be expected to give rise to a claim which would in aggregate equal or exceed the cumulative threshold in paragraph 7.1.4 of Schedule 8, the Purchaser may either: (i) rescind this Agreement and recover from the Vendors the Purchaser’s Costs, which the Vendors undertake to pay forthwith (in which case each Party shall be discharged from all outstanding obligations under or in connection with this Agreement excluding the Vendors’ obligation to pay the Purchaser’s Costs); or (ii) proceed to Completion and claim damages for those breaches subject to the limitations set out in Schedule 8 ; and

(b)              if the Relevant Breach or breach of the obligations under schedule 6 might reasonably be expected to give rise to a claim which would in aggregate be less than the cumulative threshold in paragraph 7.1.4 of Schedule 8, the Purchaser may not rescind this Agreement or recover from the Vendors the Purchaser’s Costs but shall proceed to Completion and may claim damages for those breaches subject to the limitations set out in Schedule 8.

7.4

If, before Completion, the Purchaser becomes aware of matters (including matters disclosed in the Further Disclosure Letter) which, when the Vendors repeat the Warranties at Completion by reference to the circumstances existing at that time, would (in the absence of the Further Disclosure Letter and but for this clause 7 or any other provision in this Agreement) constitute one or more Relevant Breach as at that date then:

7.4.1

if the Relevant Breach might reasonably be expected to give rise to a claim which would in aggregate equal or exceed the cumulative threshold in paragraph 7.1.4 of Schedule 8, the Purchaser may either (i) rescind this Agreement in which case each Party shall be discharged from all outstanding obligations under or in connection with this Agreement (including, for the avoidance of doubt, any liability to pay the Purchaser’s Costs) or (ii) proceed to Completion, in which case the Purchaser shall have no claim for breach of Warranty in respect of those matters.

7.4.2

if the Relevant Breach might reasonably be expected to give rise to a  claim which would in aggregate be less than the cumulative threshold in paragraph 7.1.4 of Schedule 8, the Purchaser may not rescind this Agreement but shall proceed to Completion and shall have no claim for breach of Warranty in respect of those matters.

7.5

The Vendors shall deliver the Disclosure Supplement to the Purchaser by not later than midnight on 7 March 2003.  By not later than midnight on 14 March 2003, the Purchaser shall be entitled (but shall not be obliged) to rescind this Agreement as a result of:

7.5.1

any matters disclosed therein, which, but for the Disclosure Supplement (or for the Disclosure Letter when read in conjunction with the Disclosure Supplement), would constitute one or more Relevant Breach (which might reasonably be expected to give rise to a claim which would, but for any other provision of this Agreement, exceed the cumulative threshold in paragraph 7.1.4 of Schedule 8) at the date of this Agreement; or

7.5.2

any matter or matters contained in the Disclosure Letter, where reasonably full details of which were not delivered to the Purchaser (or its agents on behalf of the Purchaser) until after 5.30 p.m. on 3 March 2003 (but not after the time of signing of this Agreement) which, but for those matters, would constitute one or more Relevant Breach which might reasonably be expected to give rise to a claim which would (but for any other provision of this Agreement) exceed the cumulative threshold in paragraph 7.1.4 of Schedule 8 at the date of this Agreement.

7.6

In the event that the Purchaser rescinds this Agreement under clause 7.5, neither party shall have any claim against the other and the Purchaser shall not be entitled to the Purchaser’s Costs.

7.7

Where, pursuant to this clause 7, the Purchaser would otherwise become entitled to rescind this Agreement on the grounds of a Relevant Breach upon the Warranties being repeated by the Vendors at Completion and such breach was caused by the Purchaser or by the Vendors in accordance with the Purchaser’s requests or directions, in each case other than in accordance with the terms of this Agreement or the Asset Purchase Documents, the Purchaser may not exercise such entitlement.

8

Completion

8.1

Completion shall take place at the offices of Norton Rose at Kempson House, Camomile Street, London, EC3A 7AN, UK or at such other place as the parties may agree on the Completion Date when evidence of the fulfilment of the Conditions shall be produced by the Vendors and all (but, subject to clause  8.6 or 8.7, not part only unless the Purchaser shall so agree) of the following further business shall be transacted:

8.2

The Completion Documents shall be executed by the parties thereto.

8.3

The Vendors shall deliver to the Purchaser (or as it may direct) or otherwise make available for collection:

8.3.1

such of the Assets (other than the Deferred Assets) as are transferable by delivery;

8.3.2

all documents of title or other records establishing title to those Assets;

8.3.3

duly executed deeds of assignment in the agreed form in respect of the Owned Rights and the IP Licenses (other than the Deferred IP) together with all documents of title to them and (where registration in respect of any of them has been applied for but has not been obtained at the Completion Date) copies of the relevant applications;

8.3.4

subject to clause 8.4 below, duly executed assignments, transfers or other assurances of such other of the Assets (other than the Deferred Assets) (excluding the Property) as are not transferable by delivery;

8.3.5

the originals of all documents in the Vendors’ possession constituting or evidencing the Contracts and the Employment Agreements or relating to the Third Party Equipment together with such assignments and/or novation agreements as may be required to transfer to the Purchaser (or as the Purchaser may direct) in accordance with clause 3.2 the Material Contracts duly executed by all parties to them other than the Purchaser;

8.3.6

all the Records; and

8.3.7

releases of any Security Interests to which any of the Assets (other than the Deferred Assets) are subject duly executed by those entitled to the benefit of such Security Interests excluding the debentures between (1) the Purchaser and Insignia Solutions, Inc. and (2) the Purchaser and each of the Vendors, both of which are dated 7 February 2003.

8.4

The Parties agree that all documentation necessary to effect the transfer on the Completion Date to the Purchaser of any Assets which are not situated in the United Kingdom may, at the Purchaser’s request, be executed outside the United Kingdom.

8.5

Each of the Parties shall supply to the others a copy (certified as true by its secretary or a director) of the resolutions of its directors authorising the execution and delivery of, and the performance by it of its obligations under, this Agreement and such other documents relating to this Agreement (including, without limitation, the Completion Documents) as are to be entered into by it.

8.6

If the Vendors shall fail or be unable to comply with any of its obligations under the preceding provisions of this clause 8 on the Completion Date, the Purchaser may (in addition and without prejudice to any other rights or remedies available to it):

8.6.1

defer Completion to a date not more than seven (7) days after the Completion Date (and so that the provisions of this clause 8.6 shall apply to Completion as so deferred); or

8.6.2

proceed to Completion so far as practicable, but without prejudice to the Purchaser’s rights (whether under this Agreement generally or under this clause 8.6) to the extent that the Vendors shall not have complied with its obligations thereunder.

8.7

If the Purchaser shall fail or be unable to comply with any of its obligations under the preceding provisions of this clause 8 on the Completion Date, the Vendors may (in addition and without prejudice to any other rights or remedies available to any of them):

8.7.1

defer Completion to a date not more than seven (7) days after the Completion Date (and so that the provisions of this clause 8.7 shall apply to Completion as so deferred); or

8.7.2

proceed to Completion so far as practicable, but without prejudice to the Vendors’ rights (whether under this Agreement generally or under this clause 8.7) to the extent that the Purchaser shall not have complied with its obligations thereunder.

8.8

The Vendors shall provide to the Purchaser at Completion evidence satisfactory to the Purchaser, acting reasonably, that the Remaining Employees have vacated, and the Retained Business is no longer carried out from, the Property.

9

Deferred Assets Completion

9.1

Subject to clause 9.4 Deferred Assets Completion shall take place at the offices of Norton Rose at Kempson House, Camomile Street, London, EC3A 7AN, UK or at such other place as the parties may agree on the Deferred Assets Completion Date when all (but, subject to clause 9.3, not part only unless the Purchaser shall so agree) of the following further business shall be transacted:

9.2

The Vendors shall deliver to the Purchaser (or as it may direct) or otherwise make available for collection the Deferred Assets in accordance with the terms of clause 8.3, mutatis mutandis.

9.3

Clauses 8.6 and 8.7 shall apply, mutatis mutandis, to the Deferred Assets Completion.

9.4

If at the date of the Deferred Assets Completion the Purchaser owes to the Vendors any sum which is due and payable under any Asset Purchase Document (and which has not been validly set off under clause 17) the Vendors may at their election:

9.4.1

defer Deferred Assets Completion until such sums have been paid in full; or

9.4.2

to the extent any such sum (which has not been validly set off under clause 17) remains outstanding for more than 60 days, terminate the Vendors’ obligations with respect to the sale of the Deferred Assets in which case the Parties’ obligations in respect of the sale and purchase of the Deferred Assets shall be discharged and this Agreement shall apply as if it did not provide for the sale of the Deferred Assets.

9.5

At  Deferred Assets Completion the Purchaser shall execute in favour of the Vendors a security instrument in substantially similar terms as the Licensed Products Security Interest pursuant to which it will charge the Deferred Assets by way of security for the performance of its outstanding obligations under the Asset Purchase Documents.

9.6

The Parties agree that all documentation necessary to effect the transfer on the Deferred Assets Completion Date to the Purchaser of any Assets which are not situated in the United Kingdom may, at the Purchaser’s request, be executed outside the United Kingdom.

10

Further assurance

10.1

10.1.1

Notwithstanding Completion (or as the case may be, Deferred Assets Completion), the Vendors shall from time to time execute and do, or procure to be executed and done by any necessary third party, all documents, acts and things and further assurances, and shall afford such assistance as the Purchaser may reasonably request and as may be necessary or expedient, effectively to vest, and ensure that there is and remains vested in the Purchaser, the Business and the Assets and to give to the Purchaser, or enable the Purchaser to receive, the full benefit of this Agreement.

10.1.2

Pending the execution and doing of such documents, acts and things and further assurances, the Vendors shall hold such of the Assets (or the Deferred Assets only after Deferred Assets Completion) as have not been fully or effectively vested in the Purchaser (subject to part B of schedule 4 in relation to the Contracts) on bare trust for the Purchaser and shall exercise all rights in respect of them for and on behalf of the Purchaser as the Purchaser may reasonably request.

10.2

Without prejudice to clause 10.1 the Vendors shall, at the expense of and to the extent reasonably required by the Purchaser, exercise and enforce all such rights and make all such claims the benefit of which is comprised within the Ancillary Benefits and shall institute all such proceedings as are reasonably necessary for that purpose and further shall, as and when any sums or proceeds are received by any Vendor in respect of such rights or claims, promptly pay over such sums or proceeds to the Purchaser.

10.3

If following Completion (or Deferred Assets Completion, as the case may be) any of the Vendors or the Purchaser becomes aware that any of the Assets has not been transferred to the Purchaser or as it may direct, or that any asset, right or other property which is not an Asset has been transferred to the Purchaser or as it may have directed, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, procure that such asset, right or property is transferred with any necessary prior third party consent or approval, to:

(a)               the Purchaser or as it may direct, in the case of an Asset which was not transferred at Completion (or Deferred Assets Completion, as the case may be); or

(b)              the Parent or as it may direct, in the case of an asset, right, benefit or other property which is not an Asset and was transferred at Completion (or Deferred Assets Completion, as the case may be), and each of the Parties shall bear its own costs in relation to any such transfer.

11

Immediate post-Completion matters

11.1

Immediately following Completion (save in relation to that part of the Business which involves the Deferred Assets (in relation to which the provision of this clause 11.1 shall apply mutatis mutandis immediately following Deferred Assets Completion)):

11.1.1

the Vendors shall wholly discontinue carrying on the Business (whether as principal, agent or otherwise), to the intent that the Purchaser may carry on and continue the Business in succession to the Vendors;

11.1.2

the Vendors and the Purchaser shall dispatch to the suppliers and customers of the Business letters in the agreed form announcing the Sale and introducing the Purchaser as the Vendors’ successor in the Business; and

11.1.3

the Vendors and the Purchaser shall notify the licensor under each of the Licences of the assignment of such Licence to the Purchaser and shall use all reasonable endeavours to ensure that the licensor accepts the transfer to the Purchaser of all rights under it.

11.2

The Purchaser shall effect as from Completion the Purchaser’s own insurances in respect of the Business and the Assets other than the Deferred Assets.

11.3

Following Completion, the Vendors shall transfer to the Purchaser all of their rights to nominate or appoint representative(s) to the JCP or, if such transfer is not permitted by the JCP by-laws, to the extent allowed by the JCP by-laws, at the Purchaser’s cost, otherwise fully comply with all and any instructions given by the Purchaser regarding such nomination, appointment and/or representation.

12

Post-Completion co-operation

12.1

On receiving any notices, correspondence, information, enquiries or orders in relation to the Business and/or the Assets after Completion the Vendors shall forthwith pass them to the Purchaser.

12.2

Without prejudice to clause 14, for the period of two years after the Completion Date and subject to the availability of the appropriate personnel the Vendors shall make available to the Purchaser and its professional advisers free of charge, subject to the reimbursement of the Vendors’ costs, if any, by the Purchaser, all information relating to the Business and the Assets (including information regarding the Employees, customers, suppliers, distributors, agents, creditors and debtors of the Business and its contracts and engagements) which is in the possession, power or control of the Vendors on the Completion Date and which the Purchaser may reasonably require to the extent that such information shall not have been supplied to the Purchaser at or before Completion.

12.3

The Vendors shall if requested by the Purchaser  (and at the Purchaser’s cost) provide all such reasonable assistance to the Purchaser after Completion as may help the Purchaser to resolve amicably any disputes arising with any customers of the Business who were customers of the Business before Completion.

12.4

The Purchaser shall be permitted for a period of three (3) months after Completion at no cost to the Purchaser to use the Retained Name:

12.4.1

on or in relation to sales and promotional material, instructions, stationery and similar documents, and on any containers or packaging materials forming part of or used in conjunction with the products or services sold, licensed or offered for sale or license or otherwise disposed of in the normal course of the Business as continued by the Purchaser; and

12.4.2

with the prior written consent of any Vendor (such consent not to be unreasonably withheld or delayed) for such other purposes as the  Purchaser may require provided that such use is required by the Purchaser to enable it to benefit from the Assets and would not imply a continuing association between any Vendor (or any other Vendor Group Member) and the Business.

12.5

The Purchaser shall (save as permitted by clause 12.4):

(a)               after Completion refrain from indicating directly or indirectly that the Purchaser is associated with any Vendor or any Vendor Group Member save in relation to relationships set out in the Completion Documents;

(b)              not at any time after Completion use or assert any right in the Retained Name or any colourable imitation anywhere in the world in connection with the Business or any other business or activity whatsoever;

(c)               destroy all sales and promotional material, instructions, stationery and similar documents, and on any containers and packaging materials bearing the name “Insignia” or otherwise remove all references to such names on such containers and materials as soon as reasonably practicable after the end of the period of three months after Completion; and

(d)              remove as soon as reasonably practicable after Completion all references on the Properties or on the vehicles, uniforms or other assets of the Business to the name “Insignia” so far as is practicable.

12.6

The Purchaser will grant the Vendors the right to use the telephone system and related equipment at the Property for a period of ninety (90) days following Completion (or such longer period as the Purchaser and the Vendors may agree) provided that the Parent agrees to reimburse the Purchaser on a timely basis for the incremental costs associated with such use.

12.7

Each of the Vendors agrees, upon receipt of a written request from the Purchaser, and provided that at such time any Vendor has a facility in Northern California, at any time and for such time as the Purchaser shall request during the period of two years following Completion, at no cost to the Purchaser, to permit up to four employees of the Purchaser to attend and work from such facility providing deskspace and all associated facilities provided that any business expenses incurred by the said employees of the Purchaser in the course of their work shall be for the account of the Purchaser.  The Purchaser shall indemnify each of the Vendors from and against all losses, liability, costs, claims, demands or expenses incurred by the relevant Vendor resulting from any deliberate act, negligence or omission of the said employees other than acts or omissions directed or required by the Vendors or any of them.

12.8

Forthwith upon completion of the Property Transfer Agreement and in the event that the landlord under the Lease so requires, as a condition of granting consent to the assignment of the Property, the Purchaser to pay a rent deposit (“the new rent deposit”) in excess of the rent deposit now standing to the account of the Parent (“the current rent deposit”), the Vendors undertake to pay to the Purchaser the difference between the current rent deposit and the new rent deposit (“the rent deposit difference”).  The maximum amount of the liability of the Parent and the Vendors under this clause 12.8 shall not exceed the amount of the current rent deposit.  Subject to the foregoing, the current rent deposit will be released to the Vendors or, if unconditionally released to the Purchaser or retained by the Landlord, the Purchaser shall pay the Vendors an amount equal to the current rent deposit.

13

Employees

13.1

13.1.1

None of the Vendor Group Members shall offer employment to any person in connection with the Business between the date of this Agreement and Completion without the prior written consent of the Purchaser; and  provided the Purchaser’s written consent thereto shall have been obtained (but not otherwise), such person shall be deemed to be a Transferring Employee.

13.1.2

The Vendors and the Purchaser agree that any Transferring Employee who at any time prior to Completion either terminates or gives notice to terminate their employment or has had their employment terminated for gross misconduct (with the consent of the Purchaser) by any member of the Vendors’ Group or objects to becoming employed by the Purchaser under Regulation 5(4A) of the Transfer Regulations shall no longer be a Transferring Employee and the Vendors shall as soon as reasonably practicable inform the Purchaser of any such occurrence.

13.1.3

From execution of this Agreement until Completion, none of the Vendors shall terminate the employment, or vary the terms of employment, of any of the Transferring Employees and shall not encourage the Transferring Employees to terminate their employment with any of the Vendors or decline employment with the Purchaser.

13.2

The Parties acknowledge and agree:

13.2.1

that the Transfer Regulations apply to the Sale and that the transfer of the Business effected by the Sale is a “relevant transfer” within the meaning of those regulations; and

13.2.2

that in accordance with the Transfer Regulations:

(a)               the contracts of employment between the Vendors and the Transferring Employees (save insofar as such contracts relate to any provisions of an occupational pension scheme which relate to benefits for old age, invalidity or survivors or to any Transferring Employee who informs the Vendors or the Purchaser that he objects to becoming employed by the Purchaser under Regulation 5(4A) of the Transfer Regulations) will have effect after Completion (which is agreed to be the time of the relevant transfer) as if originally made between the Purchaser and the Transferring Employees; and

(b)              all Employment Liabilities relating to the Transferring Employees arising up to and including the Completion Date (which shall include any Statutory Contributions payable after Completion in respect of pre-Completion Employment Liabilities) or arising by reason of anything done or omitted to be done prior thereto save for any Employment Liabilities arising from a failure by the Purchaser to comply with its obligations under the Transfer Regulations shall be the responsibility of the Vendors and all Employment Liabilities in respect of the period after the Completion Date arising by reason of anything done or omitted to be done by the Purchaser after that date shall be the responsibility of the Purchaser.

13.3

The Purchaser shall honour any holiday entitlement (other than holiday pay) which any Transferring Employee is entitled under his Employment Agreement to take after the Completion Date notwithstanding that such entitlement may be calculated by reference to, or be otherwise attributable to, any period of service which falls wholly or partially before the Completion Date and no account shall be taken of such obligation under clause 13.2.2(b) in calculating the amount due from the Vendors to the Purchaser in respect of the Employment Liabilities discharged by the Purchaser.

13.4

13.4.1

Subject to the Purchaser complying with clause 13.4.2, the Vendors shall indemnify the Purchaser and keep the Purchaser indemnified and held harmless from and against all Employment Losses arising in respect of any failure by the Vendor to comply with any of their obligations arising under Regulation 10 of the Transfer Regulations save for any Employment Losses arising from the Purchaser’s failure to comply with Regulation 10(3) of the Transfer Regulations.

13.4.2

The Purchaser shall promptly provide to the relevant Vendor in writing such information as will enable that Vendor to carry out its duties under Regulation 10 of the Transfer Regulations and each Vendor undertakes to keep the Purchaser fully and timely informed in relation to the progress of the Vendor’s duties under the aforementioned Regulation 10.

13.4.3

If for any reason the Employment Agreement of any of the Transferring Employees is not automatically transferred to the Purchaser pursuant to the Transfer Regulations:

(a)               the Purchaser shall offer to employ such Transferring Employee on terms and conditions no less advantageous to the Transferring Employee than the terms on which he would have been employed had his Employment Agreement been so transferred (other than in relation to any provisions of an occupational pension scheme which relate to benefits for old age, invalidity or survivors); and

(b)              the Vendors agree to co-operate and use all reasonable endeavours to assist the Purchaser in procuring the employment of such Transferring Employee.

13.5

The Parties intend that the Transfer Regulations shall apply only to the Transferring Employees and accordingly:

13.5.1

if any contract of employment has been or is at any time entered into by the Vendors or any member of the Vendor Group in respect of any Remaining Employee without the prior consent of the Purchaser and such contract shall have effect or shall be alleged by the person so employed under it to have effect as if originally made between the Purchaser and such Remaining Employee pursuant to the provisions of Regulation 5 of the Transfer Regulations, then:

(a)               the Purchaser may, upon becoming aware of the application of Regulation 5 to such contract of employment or any claim to that effect by the Remaining Employee employed under it, terminate such contract forthwith;

(b)              the Vendors shall fully indemnify the Purchaser against any sums payable to or for the benefit of such Remaining Employee in respect of his employment with the Vendors and/or the Purchaser and against all Employment Losses and all other liabilities whatsoever arising under or in relation to such contract of employment or its termination and any obligation or liability of whatsoever nature (whether arising before or after Completion) in relation to or in connection with the employment of such person in the Business; provided that;

(c)               the Purchaser shall promptly inform the Vendors of any such claim and shall not without the consent of the Vendors (such consent not to be unreasonably withheld or delayed) knowingly make any admission, conduct any negotiations or agree any compromise, settlement or waiver of rights or liabilities or make any payment on account into Court or otherwise in connection with the matters to which this indemnity relates; and

(d)              if so requested, the Purchaser shall give the Vendors care and conduct of any negotiations, arbitration or proceedings in connection with those matters and give the Vendors full authority and discretion to take or omit to take any action as they consider appropriate in connection with those matters save that they may not make any omission or take any step which would or might adversely affect the Purchaser’s reputation and the Purchaser shall give such reasonable assistance and co-operation (including the provision of all documents and information within its power) as may be requested by the Vendors in connection with those matters.

13.6

13.6.1

On such date as the Vendors and the Purchaser may agree in writing, but in any event by not later than the first business day following Completion:

(a)               the Vendors shall deliver to each of the Transferring Employees a letter in the agreed form; and

(b)              the Purchaser shall deliver to each of the Transferring Employees in the same envelope a letter in the agreed form.

13.6.2

The letters to be delivered under clause 13.6.1 shall be handed personally to those Transferring Employees who are present for work on the date selected for such delivery and shall be despatched on that date by first-class post to those Transferring Employees who are not so present.

13.7

Each of the Vendors shall fully indemnify and hold harmless the Purchaser from and against all Employment Losses arising out of or connected with any claim or other legal recourse by any of the Transferring Employees or any trade union or staff association recognised by any Vendor in respect of any of the Transferring Employees or any other appropriate representative(s) of any Transferring Employee which relates to any actual or alleged act or omission of the Vendor or any member of the Vendor’s Group (or any other event or occurrence) prior to or on the Completion Date save for any Employment Losses resulting: (i) from the Purchaser’s failure to comply with Regulation 10(3) of the Transfer Regulations; or (ii) from any claim made at any time against Vendors by or on behalf of any Transferring Employee arising from any change to the Transferring Employees’ terms and conditions of employment or working conditions to the detriment of such Transferring Employee where such change has occurred at the request of the Purchaser and which is to take effect on or after the Completion Date.

13.8

On receipt of a valid notice of exercise from any Transferring Employee in respect of any option or options which have been granted by the Vendors, and where exercise is to take effect after Completion:

13.8.1

the Vendors shall promptly inform the Company Secretary of the Purchaser of the details of the option exercise;

13.8.2

the Purchaser shall then notify the Vendors of the amount of the employee taxation (including employee’s social security contributions (or employer’s social security contributions which the Transferring Employee is liable to bear) due in respect of the relevant Transferring Employee (the “Employee Tax Liability”), or the formula by which such amount is to be calculated; and

13.8.3

the Vendors shall on satisfaction of such option promptly remit sufficient cash funds to the Purchaser in order for the Employee Tax Liability to be fully discharged without any further liability to the Purchaser or Transferring Employee.

13.9

The Vendors agree to pay to the Purchaser an amount equal to any employer’s social security contributions which the Purchaser is directly or indirectly liable and which arise as a result of the exercise to take effect after Completion of any option granted by the Vendors to a Transferring Employee.  The Vendors shall pay the relevant amount to the Purchaser within 10 business days of receiving a written request for such payment.

13.10

Subject to clauses 13.11 and 13.12, the Purchaser shall fully indemnify and hold harmless each of the Vendors from and against all Employment Losses arising out of or connected with any claim or other legal recourse by any of the Transferring Employees or any trade union or staff association recognised by the Purchaser in respect of any of the Transferring Employees or any other appropriate representative(s) of any Transferring Employee which relates to any actual or alleged act or omission of the Purchaser (or any event or occurrence) at any time after the Completion Date.

13.11

Subject to the provisions of clause 13.12, each of the Vendors shall indemnify and hold harmless the Purchaser against all Restructuring Costs incurred by the Purchaser or any member of the Purchaser’s Group.

13.12

The obligations and liabilities of the Vendors pursuant to clause 13.11 shall be limited so that the total amount of Restructuring Costs subject to the indemnity referred to in 13.11 shall not exceed the aggregate of (i) $150,000 in respect of all Restructuring Costs relating to the termination or severance of the employment contracts of the G&A Employees in the UK and (ii) $250,000 in respect of all Restructuring Costs relating to the termination or severance of the employment contracts of any Transferring Employees who are not G&A Employees.

13.13

The Vendors shall use all reasonable endeavours to procure that those Transferring Employees who have not at the date hereof signed a Deed of Employment Variation will do so prior to Completion to the extent that they have not previously executed and do not remain bound by a previous agreement (whether being an employment agreement or otherwise) containing substantively similar provisions.

13.14

Without prejudice to clause 13.4.3, the Vendors shall use all reasonable endeavours to procure that Eric Anderson, Jerry Graham, Alan Painter and Sharon Siematkowski will, prior to Completion, each sign an Employment Agreement reflecting their existing terms of employment, as previously disclosed to the Purchaser together with provisions relating to intellectual property consistent with the terms of the Deed of Employment Variation.

14

Records

14.1.1

Subject to clause 16.4.2, each of the Vendors shall preserve:

(a)               all Statutory Records and VAT Records for such period as it is required by the relevant Enactment or Enactments to retain them in its possession, and in any event, in the case of those relating to Taxation, not less than six (6) years (or the equivalent statutory time period in any jurisdiction in which Taxation assessments may be made) from the end of the accounting reference period of the Vendors to which they relate and, in the case of the remainder, not less than two (2) years after Completion; and

(b)              all other Business Records (if any) which are not delivered to the Purchaser under this Agreement for a period of seven (7) years after the transaction or transactions to which they relate or two (2) years after Completion (whichever expires the later).

14.1.2

Without prejudice to clause 12.2 but subject to clause 16.4.2, for a period of two (2) years from Completion and thereafter for such further period as the Vendors are required to preserve them under clause 14.1.1 each Vendor shall allow the Purchaser on not less than 48 hours prior written notice to the relevant Vendor to inspect all such Statutory Records and Business Records as are referred to in clause 14.1.1 so far as they relate to periods prior to Completion for any purpose in connection with or incidental to the Business subject to the Purchaser undertaking not to disclose any Confidential Information of the Vendors which may be obtained from them.

14.1.3

In relation to the employment records the Vendors shall comply with the provisions of regulation 80(5) Income Tax (Employment) Regulations 1993.

14.2

14.2.1

The Purchaser hereby undertakes with the Vendors to preserve such of the Business Records as are delivered to the Purchaser hereunder for a period of seven (7) years after the transaction or transactions to which they relate or two (2) years after Completion (whichever expires the later).

14.2.2

For a period of two (2) years from Completion and thereafter for such further period as the Purchaser is required to preserve them under clause 14.2.1 the Purchaser shall allow the Vendors, on not less than 48 hours’ written notice to the Purchaser and, if required by the Purchaser, under the supervision of the Purchaser or its agents, to inspect all such Business Records as are referred to in clause 14.2.1 insofar as they relate to periods prior to Completion for any purpose in connection with or incidental to the Business as carried on before Completion or for the purpose of reviewing the amounts of all apportionments and adjustments to be made in calculating the Purchase Price but for no other purpose, subject to the Vendors undertaking not to disclose any confidential information of the Purchaser which may be obtained from them.

14.3

Each of the Vendor’s obligations under this clause 14 shall be several only.

15

Parent guarantee

15.1

The Parent hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and discharge of all the obligations and liabilities of each of the Vendors under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced), including any liabilities arising by virtue of any breach of the Warranties, or any misrepresentation, by any of the Vendors.

15.2

If any obligation or liability of any of the Vendors expressed to be the subject of the guarantee contained in clause 15.1 (the “Guarantee”) is not or ceases to be valid or enforceable against any of the Vendors (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of any of the Vendors or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of any of the Vendors or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation, administration or insolvency of any of the Vendors), the Parent shall nevertheless be liable to the Purchaser in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Parent were the principal debtor or obligor in respect thereof.

15.3

The liability of the Parent under the Guarantee shall not be discharged or affected in any way by:

15.3.1

the Purchaser compounding or entering into any compromise, settlement or arrangement with any of the Vendors, any co-guarantor or any other person; or

15.3.2

any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of the Parent; or

15.3.3

the Purchaser granting any time, indulgence, concession, relief, discharge or release to any of the Vendors, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against any of the Vendors, any co-guarantor of any other person; or

15.3.4

any other matter or thing which, but for this provision, might exonerate or affect the liability of the Parent.

15.4

The Purchaser shall not be obliged to take any steps to enforce any rights or remedy against any of the Vendors or any other person before enforcing the Guarantee.

15.5

The Guarantee is in addition to any other security or right now or hereafter available to the Purchaser and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of any of the Vendors or the Parent or any change in the ownership of any of them.

15.6

Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Guarantee, the Parent:

15.6.1

waives all of its rights of subrogation, reimbursement and indemnity against any of the Vendors and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from any of the Vendors or any co-guarantor in respect of any such rights and not to prove in competition with the Purchaser in the liquidation or insolvency of any of the Vendors or any such co-guarantor; and

15.6.2

agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Parent by any of the Vendors, any co-guarantor or any other person liable to the Purchaser in respect of the obligations hereby guaranteed if and so long as any of the Vendors is in default under this Agreement.

15.7

Any moneys received by the Purchaser under the Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against any of the Vendors or any other person.

15.8

If the Guarantee shall be discharged or released in consequence of any performance by any of the Vendors of the guaranteed obligations which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations.

16

Value Added Tax

16.1

All payments in money or money’s worth to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be exclusive of VAT (if applicable) and any VAT chargeable in respect of the matters giving rise to such payments shall be added to the amount of, and paid in addition to, them.

16.2

The Vendors and the Purchaser:

16.2.1

acknowledge and agree that the Sale represents the transfer of a business as a going concern;

16.2.2

consider that section 49(1) VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 apply, and intend that they should apply, to the Sale; and

16.2.3

shall use all reasonable endeavours to secure that in consequence the Sale is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

16.3

Accordingly the Purchaser warrants to the Vendors that:

16.3.1

it intends with effect from Completion to use the Assets in carrying on (whether or not as part of its existing business) the Business; and

16.3.2

it is either at the date hereof and will at Completion be or it will take all necessary steps to ensure that on Completion it is a taxable person for VAT purposes and duly registered for such purposes under VATA.

16.4

Accordingly, the Vendors:

16.4.1

warrant to the Purchaser that the Business is capable of separate operation from any business retained by the Vendors;

16.4.2

shall apply to Customs for permission pursuant to section 49(1)(b) VATA to retain the VAT Records and;

(a)               if Customs so consent, shall retain and preserve them for such period as may be required by law and subject to such conditions as  Customs shall impose as a condition for giving such consent; or

(b)              if Customs shall not so consent, shall promptly deliver them to the Purchaser,

and each of the Vendors and the Purchaser hereby undertakes to preserve in the United Kingdom such of the VAT Records as are (in the case of the Vendors) so retained by it or (in the case of the Purchaser) so delivered to it for such period as may be required by law and, during that period or such longer period as it retains those records, to allow the other to inspect them;

16.5

If, notwithstanding clause 16.2, clause 16.3 and 16.4.1, Customs rule that VAT is chargeable on the Sale the Purchaser shall, against production and delivery by the  Vendors to the Purchaser of an appropriate VAT invoice, pay to the Vendors the amount of such VAT.

16.6

The Vendors hereby agree to provide the Purchaser, within 30 days after a written request being made by the Purchaser, with such information (in writing) as the Purchaser may reasonably require to enable the Purchaser to establish the Vendors’ input tax recovery position under Part XV of the Value Added Tax Regulations 1995 (“the VAT Regulations”) in relation to any Asset to which that Part of the VAT Regulations applies as will enable the Purchaser to monitor the position and to make any necessary adjustments under the VAT Regulations in relation to such input tax after the date of this Agreement.

16.7

The Vendors warrant that neither they nor any member of their VAT group has at any time made an election pursuant to the provisions of paragraph 2 Schedule 10 VATA in respect of the whole or any part of any of the Property and undertakes that neither it nor any member of its VAT group will make any such election.

17

Set-off and interest

17.1

Save as provided in clause 17.2, no Party (the “first party”) shall be entitled to set off any sum due to it from any other Party (the “second party”) against any sum due to the second party from the first party under or in relation to this Agreement and all such sums shall be paid free and clear of, and the first party expressly waives any right it might otherwise have to make in respect of such sums, any set-off, counterclaim, retention, deduction or withholding (save for any which are required to be made by law).

17.2

The Purchaser shall be entitled to withhold or set off against any amount due and payable by the Purchaser to any of the Vendors any amount which has become due and payable by any of the Vendors (regardless of whether it is the same Vendor to which the amount is owed by the Purchaser) to the Purchaser under this Agreement (with the exception of any claim under the Warranties, where the liability of the Vendors is not agreed by the Parties or has not been determined by a court of competent jurisdiction) or any Asset Purchase Document (including, without limitation, the Master Software Development Support and Maintenance Agreement and Master Distributorship and Licence Agreement) or the Loan Agreement.

17.3

Save as otherwise expressly provided in this Agreement, if any of the Vendors or the Purchaser shall fail to pay any sums when due under this Agreement or any of the Completion Documents to the other within five business days after the date on which such sum is required to be paid under the terms of the this Agreement or such Completion Document, the payment shall bear, and shall be made with the addition of, interest calculated at the Default Rate in respect of the period from that date to the date of actual payment.

18

Gross-up

18.1

All sums payable by the Vendors and/or the Parent, as the case may be, under this Agreement shall be paid free and clear of all deductions or withholdings save only as may be required by law.

18.2

If any such deduction or withholdings as are referred to in clause 18.1 are required to be made, the Vendors and/or the Parent, as the case may be, shall be obliged to pay to the Purchaser such sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

18.3

If as a result of any payment by the Vendors or the Parent pursuant to clause 18.2, the Purchaser shall receive a credit, refund or saving in respect of Taxation, it shall as soon as practicable following receipt, pay such amount to the Vendors or the Parent as appropriate, provided that it shall not be obliged to make any payment in excess of the amount paid by the Vendors or the Parent pursuant to clause 18.2.

18.4

If any sum payable by the Vendors, the Parent or the Purchaser under this Agreement is in respect of an indemnity or undertaking or of a breach of warranty and is subject to Taxation in the hands of the recipient, the same obligation to make an increased payment as is referred to in clause 18.2 shall apply in relation to such Taxation liability as if it were a deduction or withholding required by law (clause 18.2 being appropriately modified in a case where the sum is payable by the Purchaser), provided that this clause shall not apply to any sum payable which already includes such Taxation liability, nor to any amount payable pursuant to clause 21.4 (the payment of the Deferred Revenue), nor to the payment of the Business Revenue during the Transition Period pursuant to Part D of Schedule 6.

19

Warranties

19.1

In consideration of the Purchaser entering into this Agreement the Vendors hereby warrant to the Purchaser (for itself and as trustee for its successors in title) (subject to clause 19.4 and Schedule 8) in the terms set out in schedule 9.

19.2

The Vendors agree that the terms so warranted shall be deemed to be repeated immediately before Completion and, to the extent the same apply to the Deferred Assets, the Deferred Assets Completion with reference to the facts and circumstances then prevailing and shall, as so repeated, have effect as if warranted then as well as at the date of this Agreement.

19.3

Where any statement in schedule 9 is qualified as being made “so far as the Vendors are aware” or “to the best of the knowledge, information and belief of the Vendors” or any similar expression then such statement shall be deemed to refer solely to knowledge information and belief of the executive directors and company secretaries of each of the Vendors, Mark

McMillan, George Buchan, Linda Potts, Rick Noling, Peter Barnard, Paul Livesay and Tony Linguard.

19.4

Each of the statements in schedule 9 is qualified to the extent, but only to the extent, of those matters fairly disclosed in the Disclosure Letter and, where repeated at Completion, the Further Disclosure Letter, or expressly provided for under the terms of this Agreement and for this purpose “fairly disclosed” means disclosed in such manner, and in such detail and with such accuracy, as to enable a reasonable purchaser to make an informed and accurate assessment of the matter concerned.

19.5

Each of the paragraphs in schedule 9:

19.5.1

shall be construed as a separate and independent warranty; and

19.5.2

save as expressly otherwise provided in this Agreement, shall not (nor shall recovery thereunder) be limited or restricted in import or effect by reference to or inference from the terms of any other paragraph in schedule 9 or any other provision of this Agreement, and the Purchaser shall have a separate claim and right of action in respect of every Relevant Breach of every such warranty.

19.6

(Except only to such extent as may be necessary to give effect to this Agreement), the Vendors shall not do or permit or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any time up to and including Completion or which would make any of the Warranties inaccurate or misleading in any material respect if they were so given.

19.7

The Warranties shall not in any respect be extinguished or affected by Completion and/or Deferred Assets Completion, and the remedies of the Purchaser in respect of any Relevant Breach shall continue to subsist notwithstanding Completion and/or Deferred Assets Completion.

19.8

Each of the Vendors agrees with the Purchaser (for itself and as trustee for the Transferring Employees):

19.8.1

that the giving by any of the Transferring Employees to any of the Vendors or any of the Vendors’ agents or advisers of any information or opinion in connection with the Warranties or the Disclosure Letter or otherwise in relation to the Business or in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed a representation, warranty or guarantee to any of the Vendors of the accuracy of such information or opinion;

19.8.2

to irrevocably waive any right or claim which any of the Vendors may have (whether against any of the Transferring Employees or the Purchaser) for any inaccuracy, error, omission or misrepresentation in any such information or opinion save in the case of any fraud by that employee; and

19.8.3

that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties).

20

Claims for breach of warranty or undertaking

20.1

In the event of any Relevant Breach, the Purchaser shall be entitled to exercise the Purchaser’s right under clause 7 to rescind this Agreement in, but only in, the circumstances specified in, and subject to the provisions of, that clause 7.

20.2

The rights and remedies conferred on the Purchaser under this Agreement, whether in respect of a Relevant Breach or otherwise (including the right of rescission), are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Purchaser in respect of the same or any other matter, but all claims by the

Purchaser for damages or compensation in respect of any Warranty or otherwise under this Agreement shall be subject to the provisions for the protection of the Vendors in Schedule 8.

20.3

The Purchaser shall be entitled to make a claim or exercise any right of action after Completion and/or Deferred Assets Completion in respect of any Relevant Breach, whether or not the matter giving rise to the claim or right was known to or discoverable by the Purchaser before Completion and/or Deferred Assets Completion, subject to Schedule 8.

20.4

The Purchaser’s right or ability to claim damages, compensation or other relief in respect of any Relevant Breach shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Purchaser may before Completion and/or Deferred Assets Completion have had actual, constructive or implied knowledge of the matter giving rise to the claim (except as fairly disclosed in the Disclosure Letter, subject to Schedule 8).

20.5

Without prejudice to the generality of clause 20.3 and 20.4, the rights and remedies of the Purchaser shall not be affected or limited in any way by any investigation made by or on behalf of the Purchaser into the Business or any report on the Business prepared at the instance of or made available to the Purchaser, subject to Schedule 8.

21

Specific Indemnities and related provisions

21.1

In the event that:

21.1.1

a court of competent jurisdiction determines for whatever reason that the Purchaser is unable to enjoy the full economic benefit of:

(a)                       any TLDA Licence comprised in the Deferred IP; or

(b)                      any licence of any other Deferred IP,

either pursuant to the Master Distributorship and Licence Agreement or following the Deferred Assets Completion then the Vendors hereby indemnify and undertake to keep the Purchaser fully indemnified and held harmless from and against all, claims, demands, actions, proceedings, damages and other liabilities incurred by it as a result thereof (including any additional costs resultant for the usage by the Purchaser of the Deferred IP in connection with a Java Environment licensed under the Purchaser’s licence arrangements with Sun) up to a maximum of the full amount of the amount pre-paid by the Purchaser to the Parent under the Master Distributorship and Licence Agreement.

21.1.2

without prejudice to the generality of clause 21.1.1, but so that there shall be no double recovery, Sun or any person on its behalf successfully challenges in a court of competent jurisdiction the usage by the Purchaser of any TLDA Licence referred to in clause 21.1.1 either pursuant to the Master Distributorship and Licence Agreement or following Deferred Assets Completion such as to prevent  such usage, the Parent shall pay to the Purchaser on a US dollar-for-US-dollar basis up to the full amount of the amount pre-paid by the Purchaser to the Parent under the Master Distributorship and Licence Agreement a sum equal to A x B where:

(a)                       A is the number of units of the TLDA Licence so affected; and

(b)                      B is the TLDA Licence Fee in relation to any such unit,

and the Purchaser shall not be obliged to pay any further sums to the Parent in relation to any TLDA Licence under the Master Distributorship and Licence Agreement.

21.2

The Vendors shall fully indemnify and hold the Purchaser harmless from and against all costs, losses, claims, demands, actions, proceedings, damages and other liabilities arising out of or in connection with the loss of and/or recovery of any Intellectual Property Rights which relates to the Business made, created or discovered by any of the Employees or any other employee at any time prior to Completion of any Vendor Group Member in relation to the Business during the course of their employment with the Business (whether or not during office hours) which had not been successfully assigned to the Purchaser pursuant to any provisions of any employment agreement of such Employee or employee, the Deed of Employment Variation or otherwise.

21.3

The Vendors shall fully and promptly reimburse and indemnify and hold harmless the Purchaser and keep the Purchaser reimbursed and indemnified from and against any loss whatsoever suffered by it as a result of the deterioration in the monetary value of the Deferred IP pursuant to this Agreement or the Master Distributorship and Licence Agreement caused by an Insolvency Event.  The Parent shall keep the Purchaser fully informed forthwith upon the occurrence and/or likelihood of an Insolvency Event.

21.4

Any revenue of the Business which, as at the date of this Agreement:

21.4.1

constitutes deferred revenue in the books of the Vendors; or

21.4.2

would so constitute deferred revenue pursuant to US GAAP,

shall be deemed to be transferred to the Purchaser pursuant to this Agreement.  In the event that the Parent and the Purchaser are unable to agree the amount of such deferred revenue, the provisions of paragraph 10 of Part B of schedule 7 shall apply, mutatis mutandis.

21.5

Any deferred revenue to which clause 21.4 applies shall be paid to, or otherwise be for the account of, the Purchaser as follows:

21.5.1

to the extent that any such deferred revenue has been collected prior to the date of this Agreement, an amount equal to such revenue shall be deducted from that part of the Basic Consideration due on 18 April 2003 (and to the extent that such revenue exceeds that part of the Basic Consideration, against payments of Basic Consideration thereafter) and the Basic Consideration shall be reduced accordingly;  and

21.5.2

to the extent that any such deferred revenue is collected on or after the date of this Agreement, the same shall be paid on to the Purchaser forthwith upon receipt and in any event within 2 days of such receipt.

22

Restrictive covenants

22.1

In order to protect the Goodwill and the Confidential Information each of the Vendors agrees with the Purchaser that without the prior written consent of the Purchaser each of the Vendors will not and each of the Vendors will procure that no Vendor Group Member will, directly or indirectly, whether by itself, its employees or agents and whether on its own account or on behalf of or in conjunction with or through the medium of, or as manager, adviser, consultant or agent for, any other person, firm or company or otherwise howsoever, for a period beginning on Completion and ending two (2) years after the Completion Date:

22.1.1

(subject to clause 22.6) be engaged in, own any interest in, manage, control, consult with or participate in the ownership, management, operation or control of any business or engage in any other business activity in competition with the Business (as in existence at the Completion Date);

22.1.2

in relation to any such products or services or any of them, solicit or canvass, seek to procure or accept orders from or otherwise do business with or procure, directly or indirectly, any other person to procure orders from or do business with or endeavour knowingly or in bad faith to entice away from the Business any person, firm, company or other organisation who or which:

(a)               was a customer, supplier or agent of any of the Vendors in relation to the Business at any time during the three (3) years prior to Completion; and/or

(b)              at the Completion Date was in the process of negotiating or contemplating doing business with any Vendor in relation to the Business,

or otherwise interfere or seek to interfere with, or with the continuance of, the supply of goods or services to or by the Business (or the terms of any such supply);

22.1.3

at any time after Completion use or disclose to any other person any of the Know-how or assist any other person to do so;

22.1.4

at any time after Completion do or say anything which is harmful to the reputation of the Business;

22.1.5

seek to contract with or engage (in such a way as to adversely affect the Business) any person who has been contracted with or engaged to supply goods, or services to the Business at any time during the period of 12 months prior to the date of this Agreement;

22.1.6

(with a view to employment) solicit or entice away, or endeavour to solicit or entice away, from the Purchaser, any director, manager or salesperson who at Completion has within the period of twelve (12) months immediately prior to the date of this Agreement been employed or otherwise engaged by any of the Vendors in relation to the Business and whose employment was transferred to the Purchaser on or following Completion (including any such person as is described in clause 13.5.1 whose contract of employment has not been terminated by the Purchaser) whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the Purchaser; and/or

22.1.7

employ any person who at, or during the period of two (2) years prior to, Completion was employed or otherwise engaged by the Vendors in relation to the Business and whose  employment was transferred to the Purchaser on or following Completion (including any such person as is described in clause 13.5.1 whose contract of employment has not been terminated by the Purchaser) and who by reason of his employment or engagement in the Business prior to Completion is or is reasonably likely to be in possession of any Confidential Information relating to the Business.

22.2

The Purchaser agrees with the Vendors that without the prior consent in writing of the Vendors the Purchaser will not and the Purchaser will procure that no subsidiary of it will, directly or indirectly, whether by itself, its employees or agents and whether on its own account or on behalf of or in conjunction with or through the medium of, or as manager, adviser, consultant or agent for, any other person, firm or company or otherwise howsoever, for a period beginning on Completion and ending two years after the Completion Date:

22.2.1

(subject to clause 22.6) be engaged in, own any interest in, manage, control, consult with or participate in the ownership, management, operation or control of any business or engage in any other business activity in competition with the Retained Business;

22.2.2

in relation to any such products or services or any of them, solicit or canvass, seek to procure or accept orders from or otherwise do business with or procure, directly or indirectly, any other person to procure orders from or do business with or endeavour knowingly or in bad faith to entice away from the Retained Business any person, firm, company or other organisation who or which:

(a)               was a customer, supplier or agent of any of the Vendors in relation to the Retained Business at any time during the three (3) years prior to Completion;

(b)              at the Completion Date was in the process of negotiating or contemplating doing business with any of the Vendors in relation to the Retained Business; and/or or otherwise interfere or seek to interfere with, or with the continuance of, the supply of goods or services to or by the Retained Business (or the terms of any such supply);

22.2.3

(with a view to employment) solicit or entice away, or endeavour to solicit or entice away, from any member of the Vendors’ Group, any director, manager or salesperson who at Completion has within the period of twelve (12) months immediately prior to the date of this Agreement been employed or otherwise engaged by the Vendors in relation to the Retained

Business (other than the Transferring Employees or such person as is described in clause 13.5.1 whose contract of employment has not been terminated by the Purchaser) whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the relevant Vendor; and/or

22.2.4

employ any person (other than the Transferring Employees or such person as is described in clause 13.5.1 whose contract of employment has not been terminated by the Purchaser) who at, or during the period of two (2) years prior to, Completion was employed or otherwise engaged by the Vendors in relation to the Retained Business and who by reason of his employment or engagement in the Retained Business prior to Completion is or is reasonably likely to be in possession of any Confidential Information relating to the Retained Business.

22.3

Each of the Vendors acknowledges the importance of the Confidential Information to the Business and accordingly agrees with the Purchaser that it will not, and it will procure that no other company which is for the time being a Vendor Group Member will, directly or indirectly, whether by itself, its employees or agents or otherwise howsoever or for itself or on behalf of any third party (subject to clause 22.6 but without prejudice to any restrictions imposed by law on the Vendors independently of this clause 22.3) at any time after Completion without the prior written consent of the Purchaser use in competition with or otherwise to the detriment of the Purchaser or the Business, or divulge to any third party or cause or willingly enable any third party to become aware of, any of the Confidential Information but will keep such information secret and strictly private and confidential and use its best endeavours to prevent its publication or disclosure provided that nothing in this clause 22.3 shall oblige any of the Vendors not to disclosure any of the Confidential Information which at the time of such disclosure, has ceased to be of the nature of a trade secret.

22.4

Each of the Vendors acknowledge that (subject to Completion) it will dispose of all its rights in the Trade Marks and the Business Names to the Purchaser and accordingly undertakes that it will not make any use of any of the Trade Marks or the Business Names after Completion and further agrees with the Purchaser that it will not, and it will procure that no other company which is for the time being a Vendor Group Member will, directly or indirectly, whether by itself, its employees or agents or otherwise howsoever or for itself or on behalf of a third party at any time after Completion engage in any trade or business using, or be associated with any person, firm or company engaged in any trade or business using, (whether as a corporate name or trading name or trade mark) any of the Business Names or any name which is confusingly similar to any such names.

22.5

Each of the Vendors agrees with the Purchaser that it will not, and it will procure that no other company which is for the time being a Vendor Group Member will, directly or indirectly, whether by itself, its employees or agents or otherwise howsoever or for itself or on behalf of any third party at any time after Completion in the course of carrying on any trade or business, claim, represent or otherwise indicate, or permit itself to be held out as having, any present association with the Business or, for the purpose of obtaining or retaining any trade or business or custom, for a period of five (5) years from the date of this Agreement claim, represent or otherwise indicate, or permit itself to be held out as having had, any past association with the Business.

22.6

The restrictions in clauses 22.1 and 22.2 shall not operate:

(a)               to prohibit any such engagement as is mentioned in that clause if none of the duties, functions or activities performed under that engagement relate to the manufacture, production, distribution or sale of products or the supply of the services of the nature referred to in clauses 22.1.1 or 22.2.1 respectively;

(b)              to prohibit the Vendors or, as the case may be, the Purchaser from holding in aggregate up to three (3) per cent. of the shares of any company which carries on or is about to carry on any such business as is mentioned in the clause and the shares of which are listed or dealt on an investment exchange;

(c)               in relation to any response by any person to any bona fide public recruitment advertisement provided that none of the Vendors or, as the case may be, the Purchaser encourage an employment agency to approach a person to whom such clauses apply;

(d)              to restrict any rights the Purchaser may have under the SSP Marketing Agreement;

(e)               to preclude any of the Vendors or the Purchaser being acquired by a company where one or more businesses operated by that company or members of its group are businesses which, if operated by the Vendors or (as the case may be) the Purchaser, would fall within such restrictions, provided that less than fifty per cent of the turnover and profit of such company’s group arises from such businesses; and/or

(f)                 in the event that any existing, proposed or future customer of the Purchaser or any member of its Group shall expressly request, without any promotion by the Purchaser or any member of the Purchaser’s Group, that the Purchaser distribute, sell or license to such customer any product or service in competition with the Retained Business where such product or service is to be provided by the Purchaser to such customer as part of a wider package of products or services.

22.6.2

The restriction in clause 22.3 shall not apply:

(a)               in respect of any of the Confidential Information which is in or shall have come into the public domain, other than through a breach by any of the Vendors of that restriction or of any other obligation of confidentiality contained in this Agreement or other act or default of any of the Vendors or any Vendor Group Member; and/or

(b)              to the extent that any of the Vendors is required to disclose such Confidential Information by any applicable law, governmental order, any decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or any relevant national or supra-national regulatory or governmental body to which it is subject (including, without limitation, the US SEC).

22.7

Each of the restrictions in sub-clauses of clauses 22.1 to 22.5 (in each case inclusive) shall constitute an entirely separate and independent restriction on each of the Vendors or on the Purchaser (as the case may be).

22.8

Each of the Vendors agrees with the Purchaser that the restrictions in clauses 22.1 and 22.3 inclusive are, both individually and in aggregate, reasonable and necessary for the protection of the value of the Business and that, having regard to that fact, those covenants do not work harshly on it.

22.9

The Purchaser agrees with each of the Vendors that the restrictions in clauses 22.2 are, both individually and in aggregate, reasonable and necessary for the protection of the value of each of the Vendor’s business and that, having regard to that fact, those covenants do not work harshly on it.

22.10

While the Parties consider the restrictions contained in clauses 22.1 and 22.3 inclusive to be fair and reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, shall be adjudged to go beyond what is fair and reasonable in all the circumstances for the protection of the interests of the Purchaser or those of the Business but would be adjudged fair and reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of businesses or area dealt with thereby were reduced in scope, then the relevant restriction or restrictions shall apply with such modifications as may be necessary to make it or them valid and effective.

23

Continuing effects of this Agreement

Save as expressly otherwise provided, all provisions of this Agreement (including, without limitation, the Warranties) shall, so far as they are capable of being performed or observed, continue in full force and effect after and notwithstanding Completion and/or Deferred Assets

Completion except in respect of those matters then already performed and neither Completion nor Deferred Assets Completion shall constitute a waiver of any of the Purchaser’s or the Vendors’ rights in relation to this Agreement.

24

Announcements and circulars

24.1

Each of the Vendors shall provide the Purchaser with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Business or otherwise as the Purchaser may reasonably require for the purpose of complying with any requirements of law or of any applicable regulator or investment exchange.  The Purchaser shall have equivalent obligations to provide information to the Vendors.

24.2

Save as required by the law of any relevant jurisdiction or by any relevant national or supra-national regulatory, governmental or quasi-governmental authority or the rules of any applicable securities exchange, all announcements and circulars by, of or on behalf of the Vendors or the Purchaser and relating to the Sale or the Asset Purchase Documents shall (save where otherwise provided in this Agreement) be in terms to be agreed between the Vendors and the Purchaser in advance of issue (such agreement not to be unreasonably withheld or delayed).

24.3

(Save for any such information as is contained in any announcement or circular required by law or any such authority as is mentioned in clause 24.2 and any other information which is in the public domain otherwise than as a result of any breach by it of this Agreement) each Party shall treat as strictly confidential and shall not disclose whether to the public (or any section thereof), the press, the Employees or any third party any information regarding this Agreement or the terms of, or matters contemplated by, this Agreement or any of the agreements or documents referred to in it or any other information obtained by such party as a result of or in anticipation of entering into or performing this Agreement which relates to the negotiations leading to, or the other parties to, this Agreement provided that each party shall be permitted to disclose any such information to its legal and professional advisers and for the purposes of enforcing the terms of this Agreement.

24.4

Without prejudice to clause 24.3, each of the Vendors and the Purchaser shall keep secret and shall not at any time use for its own or another’s advantage or disclose to any third party any confidential information concerning the business or affairs of the other or any member of that other’s Group, but nothing in this clause shall prevent the Purchaser so using or disclosing after Completion any information obtained by it relating to the Business.

25

Releases, waivers etc., by the Parties

25.1

Any Party may, in its entire discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement.

25.2

Subject to clause 25.3, neither the single or partial exercise or temporary or partial waiver by any Party of any right, nor the failure by such Party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by such Party to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude or restrict any exercise or enforcement or (as the case may be) further or other exercise or enforcement by such Party of, that or any other right or provision.

25.3

All references in clause 25.2:

25.3.1

to any right, shall include any power, right or remedy conferred by this Agreement on, or provided by law or otherwise available to, any Party; and

25.3.2

to any failure to do something, shall include any delay in doing it.

25.4

The giving by any Party of any consent to any act which by the terms of this Agreement requires such consent shall not prejudice the right of such Party to withhold or give consent to the doing of any similar act.

26

Notices

26.1

Service on the Parent is deemed service on all of the Vendors.

26.2

Except as otherwise provided in this Agreement, every notice under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the Party to whom it is intended to be given as the addressee and:

26.2.1

it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its Directors or its Secretary); or

26.2.2

it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee’s authorised address; or

26.2.3

the envelope containing the notice is properly addressed to the addressee at his authorised address and duly posted by first class mail or express or other fast postal service or registered post or the recorded delivery service (or by airmail registered post if overseas) or the notice is duly transmitted to that address by facsimile transmission, and, in proving the giving or service of such notice, it shall be conclusive evidence that the notice was duly given within the meaning of this clause 26.2.

26.3

A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 26.2.3 unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

26.4

For the purposes of this clause 26 the authorised address of the Vendors shall be the address of the registered office of the Parent or (in the case of notices transmitted by facsimile transmission) the facsimile numbers (if any) of the Parent and the authorised address of the Purchaser shall be the address of its registered office for the time being or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address.

26.5

Any notice duly given within the meaning of clause 26.2 shall be deemed to have been both given and received:

26.5.1

if it is delivered in accordance with clause 26.2.1 or 26.2.2, on such delivery;

26.5.2

if it is duly posted or transmitted in accordance with clause 26.2.3 by any of the methods there specified, on the second (or, when sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct answerback or transmission report; and

26.5.3

if it is delivered to any of the Vendors, on all of the Vendors.

26.6

For the purposes of this clause 26 “notice” shall include any request, demand, instructions or other document.

26.7

For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by email.

27

Time

All references to time in this Agreement are to London time.

28

Entire Agreement

28.1

Each Party on behalf of itself and as agent for each member of its Group acknowledges and agrees that:

28.1.1

Save in relation to clause 3.1 of the memorandum of understanding dated 7 February 2003 between the Purchaser and the Parent the Asset Purchase Documents (including, without limitation, this Agreement) constitute the whole and only agreement and understanding between the Parties and their respective Group members in connection with the Business and the sale and purchase and other matters described in them;

28.1.2

it has not entered into the Asset Purchase Documents or any of them in reliance on any Pre-contractual Statement which is not expressly set out in the Asset Purchase Documents (or any of them) and, to the extent that any Pre-contractual Statement was made or given and is not expressly set out in the Asset Purchase Documents (or any of them), it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation thereto; and

28.1.3

it has no right of action or other remedy whatsoever against any other Party or any Group member thereof arising out of or in connection with any Pre-contractual Statement not expressly set out in the Asset Purchase Documents and the only rights and remedies available to it in connection with the Asset Purchase Documents are damages for breach of contract and, for the avoidance of doubt, no Party or any Group member thereof has any right to rescind all or any of the Asset Purchase Documents for negligent or innocent misrepresentation or otherwise, provided always that this clause 28.1 shall not exclude or limit any liability or any right which any Party (or any Group member thereof) may have in respect of Pre-contractual Statements made or given fraudulently or dishonestly or in circumstances where there has been wilful concealment.

28.2

For the purposes of section 2 of the Law of Property (Miscellaneous Provisions) Act 1989 the terms of the Property Transfer Agreement shall be incorporated into this Agreement, and vice versa.

29

Alterations and consent

29.1

No purported alteration of this Agreement (or of any document in the agreed form) shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

29.2

Where the consent or agreement of the Vendors is required in relation to any matter set out in this Agreement, the Purchaser shall be entitled to treat the consent of any of the Vendors as the consent of all Vendors, and each Vendor hereby authorises each other Vendor to give such consent on its behalf.

30

Severability

Each provision of this Agreement is severable and distinct from the others and, if any provision is or at any time becomes to any extent or in any circumstances invalid, illegal or unenforceable for any reason, it shall to that extent or in those circumstances be deemed not to form part of this Agreement but (except to that extent or in those circumstances in the case of that provision) the validity, legality and enforceability of that and all other provisions of this Agreement shall not be affected or impaired, it being the Parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

31

Counterparts

This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the Parties and, provided that all the Parties so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

32

Costs

32.1

Subject to clause 7 and save as otherwise expressly provided in this Agreement each of the Parties shall be responsible for and shall bear and pay its respective professional fees and legal and other costs and expenses incurred in relation to the negotiations leading up to the Sale, and the preparation, signing, completion and carrying into effect of this Agreement and all other documents referred to in it.

32.2

Any stamp duty and all interest under section 15 Stamp Act 1891 and penalties payable on this Agreement or any other document produced with a view to or for the purpose of transferring Assets shall be borne and paid by the Purchaser.

33

Successors and assigns

33.1

Save as provided in clause 33.2, this Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each Party.

33.2

The Purchaser shall be entitled to assign or transfer the benefit of this Agreement (including the Warranties) to a Group Company of the Purchaser provided that, for the avoidance of doubt, as between the Vendors and the Purchaser, no such assignment shall relieve the Purchaser of its obligations hereunder and provided that in the event such transferee Group Company shall cease to be a Group Company of the Purchaser, such Group Company shall immediately cease to have the benefit of or be able to enforce the rights of transfer to it pursuant to this clause.

34

Stamp Duty Certificate of Value

For the purposes of UK stamp duty, the Vendors and the Purchaser agree that, if appropriate, following apportionment of the consideration, they will certify that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value exceeds £60,000, £250,000 or £500,000 as appropriate.

35

Third Party Rights

35.1

Save in the case of lawful assigns of this Agreement and any member of the Purchaser’s Group from time to time, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

36

Applicable law and jurisdiction

36.1

This Agreement shall be governed by and construed in accordance with English law.

36.2

If any party has a claim against another party arising out of or in connection with this Agreement such claim shall be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties to this Agreement irrevocably submits.  The jurisdiction of the High Court of Justice in England over any such claim shall be an exclusive jurisdiction and no courts outside England shall have any jurisdiction to hear and determine any such claim, but without prejudice to the right of any party to seek the enforcement of any such judgment or to apply for injunctive relief in the courts of any other jurisdiction.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

Schedule 1

The Assets

Part A

Asset Classes

1	The Goodwill

2	Owned Rights, the IP Licenses and the Vendors’ IT

3	The Business Data

4	The Know-how

5	The Property

6	Physical Assets

7	The Contracts

8	The Leasing Agreements

9	The Licences

10	The Cash Floats

11	The Prepayments

12	The Ancillary Benefits

Part B - The Property

(a)                       Description

The leasehold property known as Saturn House at High Wycombe, Buckinghamshire, UK more particularly described in the Lease dated 28 August 1998 and made between (1) Comland Industrial and Commercial Properties Limited and (2) Insignia Solutions plc .

(b)                        Title

Title is not registered at HM Land Registry

Title shall commence with the Lease

(c)                        Actual Use

Business, commercial or professional offices.

Schedule 2

Deferred Assets

1                                The Deferred IP

2                                Business Data relating to the Deferred IP, together with any Modification thereof.

3                                The following Contracts:

             [Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

4                               The Records relating to any Deferred Assets.

5                               Know-how relating to any Deferred Assets.

Schedule 3

Excluded items

Part A - The Excluded Assets

1                                The Third Party Equipment;

2                                The benefit and burden of the Excluded Contracts;

3                                The Book Debts and other Receivables as at the date of this Agreement;

4                                All cash in hand and at bank not including the Cash Floats;

5                                The Statutory Records;

6                                The Retained Business and all related assets to the extent that they are not Assets;

7                                All of the Vendors’ assets located in the US associated with the Vendors’ general and administrative activities;

8                                The Retained Name;

9                                All of the Vendors’ rights under the TLDA;

10                          The Japanese Property and all obligations in relation thereto;

11                          All shares or other securities in any Vendor Group Member;

12                          The Server Side Provisioning Client Technology;

13                          The SSP Server Technology; and

14                          All other assets of the Vendors not hereby expressly agreed to be sold.

Part B - The Excluded Contracts

1                                (Save for the benefit of any claims under them comprised within the Ancillary Benefits) the Insurances;

2                                Such of the Contracts as are set out below:

             [Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

3                                Contracts relating to the Japanese Property.

Part C - The Retained Names

1                               Insignia;

2                                Insignia Solutions ;

3                                Insignia Solutions, Inc.;

4                                Insignia Solutions PLC;

5                                Secure System Provisioning (tm);

6                                SSP (tm); and

7                                Over-The-Air Repair (tm).

Schedule 4

Provisions applying to certain categories of Assets, Rights and Liabilities

Part A - Allocation of the benefit of Rights and burden of Liabilities

1

Without prejudice to the provisions of clause 21.4 and part B of this schedule 4, each of the Vendors:

1.1

shall be entitled for its own account to:

(a)               the proceeds of its Book Debts; and

(b)              the benefit of all of its Rights (other than the Book Debts) to the extent that they arise on or before the Completion Date; and

1.2

shall bear for its own account:

(a)               the cost of its Trade Creditors; and

(b)              the cost of its Liabilities (other than the Trade Creditors) to the extent that they arise on or before the Completion Date excluding liabilities in respect of the supply of goods or services, or the provision of other benefits, to be enjoyed by the Business after the Completion Date. For the avoidance of doubt, any Liability (other than Trade Creditors) in respect of any deficiency in the quantity, quality or fitness of, or with respect to any defect or error in any goods or services sold to or by the Business shall be deemed to arise on the supply of such goods or services.

2

The Purchaser:

2.1

shall be entitled for its own account to the benefit of all Rights (other than the Book Debts) to the extent that they arise after the Completion Date; and

2.2

shall bear for its own account the cost of all Liabilities (other than the Trade Creditors) to the extent that they arise after the Completion Date or relate to the supply of goods or services or other benefits after the Completion Date and the Purchaser shall reimburse the Vendors for any payments made by the Vendors in respect of the same.

3

Save insofar as any such Taxation is included in the definition of Liabilities in schedule 10, nothing in this paragraph 3 or Part B of schedule 4 shall affect the liability of the Vendors for any Taxation, whether arising from the Vendors’ conduct of the Business or ownership of the Assets or in connection with the Sale or otherwise, and any such liability shall remain with and shall be discharged by the Vendors and no sum shall be payable by the Purchaser to the Vendors under paragraph 2 or otherwise in respect of the amount so discharged.

4

The Purchaser shall not be responsible under paragraph 2.2 or otherwise for, and it shall not be obliged under Part B of schedule 4 to discharge, any Liability where the existence of the Liability is, or is the result of, a Relevant Breach and the Vendors shall to that extent discharge and fully indemnify the Purchaser against that Liability and no sum shall be payable by the Purchaser to the Vendors under Part B of schedule 4 in respect of it.

5

The Vendors undertake that for the purposes of:

5.1

the collection of any Book Debts or other Receivables to which any Vendor is to remain entitled, or the exercise of any Rights to be retained by any Vendor;

5.2

the payment of any Trade Creditor or other Outgoings for which any Vendor is to remain liable, or the discharge of any other Liability for which any Vendor is to remain liable,

the Vendors shall, in collecting, exercising, paying or discharging the same have regard to the operation and prospects of the Business.

6

For the avoidance of doubt, in the event that the Vendors (or any one of them) receives after the date of this Agreement payment of any amount which under this Agreement is for the account of the Purchaser, the same shall be held on trust for the benefit of the Purchaser and the Vendors (or the relevant one of them) shall forthwith pay the same to the Purchaser.

7

For the avoidance of doubt, in the event that the Purchaser receives after the date of this Agreement payment of any amount which under this Agreement is for the account of the Vendors (or any of them), the same shall be held on trust for the benefit of the relevant Vendor and the Purchaser shall forthwith pay the same to the relevant Vendor.

Part B - Contracts

1

In respect of each of the Contracts other than the Material Contracts the Vendors and the Purchaser shall (on or as soon as practicable after Completion) give notice to the other Party or parties to it in such form as the Purchaser may reasonably require of the transfer of such Contract to the Purchaser and (subject to such notice being duly given) as between the Vendors and the Purchaser such Contract shall be deemed to have been duly transferred to the Purchaser as from the Completion Date and neither the Vendors nor the Purchaser shall be obliged to enter into any formal assignment or novation of the rights and obligations under it or to take any other step to formalise such transfer.

2

Each Material Contract shall be validly transferred or novated to the Purchaser at Completion for the remainder of the term of such Contract pursuant to the provisions of clause 8, in relation to all Material Contracts other than a Material Contract which is a Deferred Asset, and at the Deferred Assets Completion for the remainder of the term of such Contract pursuant to the provisions of clause 9 in relation to any Material Contract which is a Deferred Asset.

3

Responsibility for the collection of Receivables (including Book Debts) and the discharge of Outgoings (including Trade Creditors) payable under any Contract and the respective obligations of any Vendor and the Purchaser to account to or reimburse each other with respect to Receivables so collected and Outgoings so discharged shall (subject to paragraph 6) be determined in accordance with Part A of this Schedule 4.

4

Forthwith after the date of this Agreement, the Vendors and the Purchaser shall jointly apply in writing to the other parties to the Material Contracts requesting such agreements or consents as are required to make those Contracts freely transferable or novated to the Purchaser and shall use their reasonable endeavours (but not so as to require either of them to make any payment to any third party) to obtain such agreements and consents in such form as is reasonably required by the Purchaser as soon as practicable thereafter and in any event prior to Completion.

5	(Subject to paragraph 4 and Part A of this schedule) as regards all Rights under any Contract other than Receivables and all Liabilities under any Contract other than Outgoings:

(a)               the relevant Vendor shall exercise all such Rights and discharge all such Liabilities which fall due on or before the Completion Date and the Purchaser shall exercise all such Rights and discharge all such Liabilities which fall due after the Completion Date;

(b)              the Vendors shall account to the Purchaser for the benefit of all such Rights exercised by any Vendor to the extent that they arise after the Completion Date and the Purchaser shall account to the Parent (on behalf of the relevant Vendor) for the benefit of all such Rights exercised by the Purchaser to the extent that they arise on or before the Completion Date; and

(c)               the Vendors shall fully indemnify the Purchaser against, and shall forthwith on demand by the Purchaser after such discharge reimburse the Purchaser the cost of, all such Liabilities discharged by the Purchaser to the extent that they arise on or before the Completion Date and the Purchaser shall fully indemnify the Vendors against, and shall forthwith on demand by a Vendor after such discharge reimburse any Vendor the cost of, all such Liabilities discharged by such Vendor to the extent that they arise after the Completion Date.

6

If the other party or parties to any Contract shall rescind or terminate or purport to rescind or terminate any Contract or shall make any other claim on the ground that the transfer or purported transfer of any Contract by the Vendors to the Purchaser constitutes a breach of, or event of default under, such Contract:

(a)               the Vendors shall fully indemnify the Purchaser against all damages or other compensation sought by such other party or parties under any such claim; but

(b)              the Vendors shall not otherwise be liable to compensate the Purchaser for, and the Purchaser shall have no claim against the Vendors in respect of, any loss of the benefit of such Contract arising from any such action or claim by the other party or parties to it.

7

The Vendors shall at the request of the Purchaser and at the Purchaser’s expense use their reasonable endeavours to extend to the Purchaser and enforce on its behalf the benefit of any warranties, express or implied, given to the Vendors in respect of the goods or services supplied under such of the Supplier Contracts as are transferred to the Purchaser under this Agreement.

Part C

1

Notwithstanding any other provision of this Agreement:

1.1

the Purchaser shall fully indemnify and hold harmless the Vendors and each of them from and against all loss, liability or damage incurred by the Vendors or any of them arising as a result of the failure by the Purchaser properly to perform any of the obligations assumed by it under this schedule 4; and

1.2

the Vendors shall fully indemnify and hold harmless the Purchaser from and against all loss, liability or damage incurred by the Purchaser arising as a result of the failure by the Vendors properly to perform any of the obligations assumed by them under this schedule 4, save, in each case, as directed by the Vendors or the Purchaser (as the case may be) or otherwise in accordance with any of the Asset Purchase Documents.

Schedule 5

Employees

Part A - The Transferring Employees

[Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

Part B - Key Employees

[Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

Schedule 6
Conditions, undertakings and conduct of the business pending Completion

Part A - The Conditions

1

The Vendors providing to the Purchaser agreements for the transfer or novation (as appropriate) of each of the Material Contracts other than those such contracts, which, under the terms of this Agreement are to be transferred or novated to the Purchaser upon the Deferred Assets Completion Date (including the consents of all parties required for such transfer or novation) on terms current at the date hereof or on such other terms as may reasonably be acceptable to the Purchaser duly executed by each of the parties thereto other than the Purchaser.

2	The landlord of the Property giving its written consent to the assignment of the Lease .

3

At least five of the six Key Employees having signed a new employment agreement with the Purchaser on terms reasonably satisfactory to the Purchaser or agreeing in writing to having their existing employment contracts transferred to the Purchaser with effect from the  Completion Date.

Part B - Conduct of the Business pending Completion

1

Until Completion or, to the extent appropriate, the Deferred Assets Completion, or the earlier termination of the obligations of the Parties pursuant to clause 7 or 2.7, subject to the provisions of Part D of this Schedule 6, the Vendors:

1.1

shall carry on the Business in the ordinary course and in the same manner as before the date of this Agreement so as to maintain the Business as a going concern and for such purpose shall use all reasonable endeavours to preserve its business organisation intact;

1.2

shall consult with the Purchaser regarding significant management decisions regarding the Business;

1.3

shall pay or otherwise discharge all debts and liabilities of the Business as and when they fall due in the ordinary course of business subject to the Purchaser complying with its corresponding funding obligations under Part D of this Schedule 6;

1.4

shall grant to the Purchaser and its employees, agents and advisers, such reasonable access during normal business hours as the Purchaser may reasonably request to the Property, the Employees, the Vendors’ management and the customers and suppliers of the Business; and

1.5

shall provide to the Purchaser and/or to its employees, agents or advisers such information and documentation in relation to the Business as they may reasonably request.

2

During the same period as is specified in paragraph 1:

2.1

the Vendors shall continue to maintain all the Insurances and the Purchaser shall, subject to the consent of the relevant insurance offices, be entitled for such period to the benefit of all such Insurances; and

2.2

the parties shall co-operate in requesting such offices to note (where permitted so to do) the interest of the Purchaser on the relative policies.

3

The Purchaser undertakes to the Vendors that pending Completion it will not improperly use any information disclosed to the Purchaser in confidence in relation to the Business that would materially and adversely affect the Business.

4

Each Vendor hereby undertakes with the Purchaser that it will forthwith give notice in writing to the Purchaser of:

4.1

any event, matter or circumstance of which it becomes aware on or after the execution of this Agreement and before Completion and which:

(a)               is a Relevant Breach, or would (whether with the giving of notice, lapse of time or otherwise) constitute a Relevant Breach upon the Warranties being repeated at any time prior to Completion;

(b)              otherwise constitutes a breach of this Agreement by any of the Vendors; or

(c)               is inconsistent in any respect with the contents of the Disclosure Letter.

4.2

any loss sustained by the Business and/or any of the Assets on or after the execution of this Agreement and before Completion from fire, flood, accident, computer failure or other calamity whatsoever.

Part C - Provisions relating to the Retained Customer Agreements following Completion

1

The Purchaser hereby undertakes to each of the Vendors that following Completion the Purchaser shall perform on behalf of the Vendors all of the ongoing support obligations of the Vendors to be performed following Completion in relation to the Retained Customer Agreements.

2

In consideration of the Purchaser giving the undertaking pursuant to paragraph 1, the Vendors agree that any Receivable collected by any Vendor in relation to any Retained Customer Agreement which the Purchaser would, were such Retained Customer Agreement a Contract being transferred to the Purchaser at Completion, be entitled to receive or be accounted to by any Vendor pursuant to the provisions of schedule 4 shall be for the account of the Purchaser and the Vendors shall account to the Purchaser for any such Receivables as if the same were applied to such Receivables.

Part D - Pre-Completion Revenue and Operating Expenses

1	During the Transitional Period, the Purchaser and the Vendors hereby agree that, subject as set out in this Part D:

1.1	any and all Business Revenue recognised in accordance with US GAAP as accruing during the Transitional Period shall be for the benefit of the Purchaser; and

1.2

the Purchaser shall reimburse each Vendor for any Operating Expenses payable by such Vendor during the Transitional Period which have been authorised in advance by the Purchaser pursuant to paragraph 2 (such authorisation not to be unreasonably withheld or delayed).

2

2.1

In relation to the Transitional Period, the Vendors shall:

2.1.1

within five days of the date of this Agreement; and

2.1.2

in relation to each week (or part thereof) within the Transitional Period at least three (3) business days before the commencement of such week (or part thereof),

produce to the Purchaser a schedule, setting out in sufficient detail to enable the Purchaser to understand the nature of each Operating Expense and all such revenues, all Operating Expenses expected to become due and payable and all revenues expected to be recognised as accruing during such period.

3

Within two business days of receipt of a schedule pursuant to paragraph 2.1.2, the Purchaser shall inform (which such information may be oral or in writing, and need not comply with the provisions of clause 26) the Vendors of any objections it may have in relation to any Operating Expenses, following which, save for any Operating Expenses in relation to which the Purchaser shall have raised such an objection, the schedule of Operating Expenses shall be deemed to be authorised by the Purchaser.

4

In the event that an objection to any Operating Expenses pursuant to paragraph 3 is reasonably raised by the Purchaser in writing setting out a brief description of the subject matter of the objection, the Parties shall seek to resolve the matter the subject of such objection but failing or pending any such resolution, the relevant Operating Expense shall not be deemed to be authorised and the Purchaser shall have no obligation to reimburse any Vendor in relation to any such Operating Expense.  Should the Parties fail to reach agreement in respect of the objection, the dispute resolution procedure referred to in paragraph 10 of Part B of schedule 7 shall apply mutatis mutandis.

5

The Purchaser shall pay for same day value into the Vendors’ Nominated Bank Account (on behalf of the Vendors) sufficient funds to pay for any Authorised Operating Expense on the later of: (i) at least two (2) business days prior to the date specified in the Operating Expense Schedule as being the date on which such Authorised Operating Expense becomes due and payable; and (ii) the business day after the authorisation (or deemed authorisation) of such Operating Expense.

6

Each Vendor undertakes that, within two (2) days of any Business Revenue which shall accrue for the benefit of the Purchaser pursuant to paragraph 1.1 being collected by such Vendor, such Vendor shall pay an amount equal to such Business Revenue to the Purchaser for same day value into the Purchaser’s Nominated Bank Account and, prior to such payment, any such Business Revenue shall be held by such Vendor on bare trust for the Purchaser.

7

In the event that this Agreement lapses or is terminated prior to Completion, in the event that the aggregate amount of all amounts paid by the Vendors to the Purchaser pursuant to paragraphs 1.1 and 6 (“Paid Out Business Revenue”):

7.1

exceed the aggregate amount of all Authorised Operating Expenses paid by the Purchaser (“Paid Out Operating Expenses”), the Purchaser shall pay to the Parent (on behalf of the Vendors) within two (2) business days of the Agreement lapsing or terminating or being rescinded an amount equal to the excess; or

7.2

is less than the aggregate amount of all Paid Out Operating Expenses, the Parent (on behalf of the Vendors) shall pay to the Purchaser within two (2) business days of the Agreement lapsing or terminating or being rescinded an amount equal to such shortfall.

8

Within thirty days (30) of Completion the Parent shall procure that its auditors shall prepare and supply to the Purchaser a schedule (the “Transitional Period Schedule”) setting out:

8.1

all Business Revenue recognised as accrued and all Authorised Operating Expenses paid during the Transitional Period; and

8.2

all payments made by the Purchaser to the Parent or by any Vendor to the Purchaser pursuant to paragraph 1 to 6 of this Part D.

9

As soon as practicable after delivery of the Transitional Period Schedule in accordance with paragraph 8 and in any event within seven (7) days after such delivery (the “Review Period”), the Purchaser’s Accountants and the Vendors’ Accountants (together the “Accountants”) shall review the Transitional Period Schedule concerned and endeavour to agree what adjustments (if any) need to be made to them.

10

The Accountants shall if they agree on the adjustments (if any) to be made to the Transitional Period Schedule concerned:

10.1

jointly incorporate into, and reflect any such adjustments in, the Transitional Period Schedule;

10.2

jointly report to the Vendors and the Purchaser that they have carried out such work as they consider necessary and that, in their opinion, the Transitional Period Schedule annexed to their report has been properly prepared; and

10.3

specify in such report the amount (“Transitional Period True-up Amount”) payable by the Purchaser to the Parent or (as the case may be) the Parent to the Purchaser pursuant to paragraph 12,

and the Transitional Period Schedule annexed to such report and the amount of the Transitional Period True-up Amount specified in such report shall be final and binding on the Parties and shall not be subject to question on any ground.

11

If the Accountants are unable to agree the Transitional Period Schedule within the Review Period either party may instruct the Independent Accountants to determine the Transitional Period Schedule and the Transitional Period True-up Amount and in such circumstances the provisions of paragraph 10 of part B of schedule 7 shall apply, mutatis mutandis.

12

The Transitional Period True-up Amount shall be the amount by which (a) the actual Business Revenue recognised as accrued in the Transitional Period less the actual Authorised Operating Expenses paid during the Transitional Period exceeds (b) the Paid Out Business Revenue less the Paid Out Operating Expenses.  If such amount is positive, the Transitional Period True-up Amount shall be payable by the Parent (on behalf of the Vendors) to the Purchaser.  If such amount is negative, the Transitional Period True-up Amount shall be payable by the Purchaser to the Parent (on behalf of the Vendors).

13

The Transitional Period True-up Amount shall be paid within two (2) business days of such amount being agreed, settled or determined pursuant to the provisions of this Part D.

Schedule 7
Consideration

Part A - The Basic Consideration

Column (1)	Column (2)	Column (3)
Purchase Price Instalment	Date	Payment Amount

1	18 April 2003	$800,000
2	15 July 2003	$800,000
3	15 October 2003	$800,000
4	15 January 2004	$800,000
5	15 April 2004	$300,000

Part B - Total Revenue Share Payments

1

The Total Revenue Share Amount shall be the aggregate of the Annual Revenue Share Amounts.

2

The Annual Revenue Share Amount for a Revenue Year shall be calculated by multiplying the Annual Revenue by the Relevant Percentage.

3

The Relevant Percentage shall be:

3.1

in the First Revenue Year, if the Annual Revenue is:

3.1.1

less than 60% of the Forecast Revenue, 15%; or

3.1.2

equal to or greater than 60% of the Forecast Revenue:

(a)               15% in respect of the first 60% of such Forecast Revenue; and

(b)              25% in respect of all sums in excess of such sum;

3.2

in the Second Revenue Year, if the Annual Revenue is:

3.2.1

less than 60% of the Forecast Revenue, 8%; or

3.2.2

equal to or greater than 60% of the Forecast Revenue:

(a)               8% in respect of the first 60% of such Forecast Revenue; and

(b)              12% in respect of all sums in excess of such sum; and

3.3

in the Third Revenue Year, if the Annual Revenue is:

3.3.1

less than 60% of the Forecast Revenue, 6%; or

3.3.2

equal to or greater than 60% of the Forecast Revenue:

(a)               6% in respect of the first 60% of such Forecast Revenue; and

(b)              8% in respect of all sums in excess of such sum.

4

On each of the Initial Revenue Share Payment Dates, the Purchaser shall pay to the Parent the sum of $250,000 on account of the Total Revenue Share Amount.

5

On each of the Subsequent Revenue Share Payment Dates, the Purchaser shall deliver to the Parent a schedule setting out:

5.1

the aggregate amounts previously paid out to the Parent (the “Advance Payments”) prior to such Subsequent Revenue Share Payment Date on account of the Total Revenue Share Amount pursuant to this Part B; and

5.2

the aggregate amount of Total Revenue Share Amount then accrued up to the relevant Quarter Date (the “Earned Amount”) (and for the purposes of determining the amount of the Annual Revenue Share Amount accrued as at any Quarter Date, the Annual Revenue for the Revenue Year in which such Quarter Date falls shall be deemed to be the aggregate of all Revenue recognised by the Purchaser as accruing in such Revenue Year up to such Quarter Date).

6

If on any Subsequent Revenue Share Payment Date, the amount of the Advance Payments:

6.1

exceeds the Earned Amount, the Purchaser shall not be obliged to make any payment to the Parent; or

6.2

is less than the Earned Amount, the Purchaser shall on such Subsequent Revenue Share Payment Date pay to the Parent an amount equal to such shortfall.

7

On the Final True-up Date, the Purchaser shall deliver to the Parent a schedule setting out:

7.1

the aggregate amounts previously paid out to the Parent (the “Aggregate Advance”) on account of the Total Revenue Share Amount pursuant to this Part B; and

7.2

the Total Revenue Share Amount.

8

Subject to paragraphs 9 and 10, if on the Final True-up Date, the amount of the Aggregate Advance:

8.1

exceeds the Total Revenue Share Amount, the Parent shall within five (5) business days pay an amount equal to such excess to the Purchaser by payment by electronic transfer for same day value into such account as the Purchaser shall notify to the Parent at least two business days prior to the date on which the Parent is obliged to make such payment; or

8.2

is less than the Total Revenue Share Amount, the Purchaser shall within five (5) business days of the Final True-up Date pay to the Parent an amount equal to such shortfall by electronic transfer for same day value into such account as the Parent shall notify to the Purchaser at least two (2) business days prior to the date on which the Purchaser is obliged to make such payment.

9

In the event that the Parent disagrees with the contents of any schedule delivered to the Parent pursuant to paragraphs 5 or 7 of this Part B the Parent shall within five (5) business days of receipt of such schedule notify the Purchaser of its disagreement (together with a reasonable description of the matters in dispute) (a “Dispute”), failing which such notification any such schedule shall be deemed and binding for all purposes.

10

If the Parent notifies the Purchaser of a Dispute pursuant to paragraph 9 the Parent and the Purchaser shall forthwith endeavour in good faith to resolve and agree such matter or matters by negotiation.  If the Parent and the Purchaser have not resolved any matter the subject of a Dispute within twenty (20) business days after notification by the Parent to the Purchaser of such Dispute, then such matters (but no other matters) shall be referred to the Independent Accountants for determination on the following basis:

10.1

the Independent Accountants shall be instructed to notify the Parent and the Purchaser of their determination of any such matter within thirty (30) days of such referral;

10.2

the Parent and the Purchaser shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

10.3

any submissions to and the determination of the Independent Accountants shall be in the English language and any oral hearings shall be conducted in English in London;

10.4

in making such submissions the Parent and the Purchaser shall state their respective best estimates of monetary amounts of the matters referred for determination;

10.5

in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decisions as to any matter referred to them for determination shall be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever; and

10.6

the fees and expenses of the Independent Accountants shall be borne and paid by the Parent and the Purchaser equally.

11

For the purposes of this schedule, the Purchaser undertakes:

11.1.1

not to do, or omit to do, anything intended to reduce the amount of the Annual Revenue in any Revenue Year the objective of which is to reduce materially the Annual Revenue Share Amount for that year provided that, subject thereto, the Purchaser shall be able to operate the Business in such manner as it thinks fit; and

11.1.2

not to assign or sub-contract any rights in respect of any Material Contract or other asset from which Annual Revenue is derived without requiring the assignee to enter into an agreement which entitles the Vendors to continue to receive the Annual Revenue Share Amount as if such assignment had not been made, such agreement to be on terms to be agreed by the parties acting reasonably unless the Purchaser can reasonably demonstrate that the foregoing would not materially prejudice the amount of the Annual Revenue Share Amount.

Schedule 8 Provisions for the protection of the Vendors

1

Remedies

Where the matter or default giving rise to a breach of any Warranty is capable of remedy, the breach shall not entitle the Purchaser to damages or other compensation unless written notice of the breach is given to the Parent pursuant to paragraph 6.1and the matter or default is not remedied to the reasonable satisfaction of the Purchaser within 14 days after the date on which such notice is served.

2

Parties to claims

The Warranties and the undertakings and indemnities given by the Vendors under this Agreement shall be actionable only by the Purchaser and the Purchaser’s assigns and no party other than the Purchaser or the Purchaser’s assigns shall be entitled to make any claim or take any action whatsoever against the Vendors under or arising out of or in connection with the Warranties or those undertakings or indemnities.

3

Exclusion of certain claims

3.1

No claim shall be made by the Purchaser against the Vendors and the Vendors shall have no liability to the Purchaser under this Agreement (including the Warranties) or otherwise:

3.1.1

in respect of any matter done as a condition precedent to Completion or in the execution and performance of this Agreement or solely by reason or in consequence of the execution and performance of this Agreement; or

3.1.2

in respect of any matter which is fairly disclosed in, or deemed to be disclosed by, the Disclosure Letter or, in respect of clause 19.6 or the warranties repeated at Completion, the Further Disclosure Letter (and for this purpose “fairly disclosed” means disclosed in such manner and in such detail as to enable a reasonable purchaser to make an informed and accurate assessment of the matter concerned); or

3.1.3

in respect of any liability or other matter or thing to the extent that such liability, matter or thing would not have arisen or occurred but for an act, omission or transaction done, made or carried out:

(a)               by any of the Vendors or any of its directors, employees or agents before Completion on the decision or at the request of the Purchaser; or

(b)              by the Purchaser or any of its directors, employees or agents after Completion otherwise than in the ordinary course of the Business as carried on immediately before Completion save as required by law or pursuant to a legally binding commitment of any of the Vendors created on or before Completion which is assumed by the Purchaser pursuant to this Agreement; or

3.1.4

in respect of any matter resulting from a change in the accounting or taxation policies or practices of the Purchaser (including the method of submitting taxation returns) introduced or having effect after Completion or from any difference between the accounting or taxation policies or practices applied or adopted by the Vendors in relation to the Business before Completion and those applied or adopted by the Purchaser in relation to the Business after Completion; or

3.1.5

in respect of any liability or other matter or thing to the extent that it occurs as a result of or is otherwise attributable to:

(a)               any legislation not in force at the date hereof or any change of law or administrative practice having retrospective effect which comes into force after the date hereof; or

(b)              any increase hereafter in the rates of taxation in force at the date hereof; or

3.1.6

in respect of a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 3.1.6 shall not operate to avoid a claim made with reasonable particularity in respect of a contingent liability within the applicable time limits specified in paragraph 6;

3.1.7

to the extent that the claim in question arises or is increased wholly or partly from an act or omission compelled by law;

3.1.8

to the extent that the Purchaser recovers under any policy of insurance any loss or damage suffered by it; or

3.1.9

to the extent that the Purchaser had, prior to the date hereof, actual knowledge of the matter or matters giving rise to the Relevant Breach,

and the Warranties shall be deemed to be qualified accordingly.

4

Allowances against claims

Any liability of the Vendors under the Warranties in respect of any matter shall be computed after taking into account and giving credit for any amounts paid to the Purchaser by way of insurance resulting from the same matter.

5

Third party claims

The Vendors shall be entitled to require the Purchaser at the expense of the Vendors (and subject to such indemnity and/or security as the Purchaser may reasonably require) to take all such reasonable steps or proceedings as the Vendors may consider necessary in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is to say any claim by a third party against the Purchaser which would be reasonably likely to give rise to a claim under the Warranties or under any indemnity in this Agreement and the Purchaser shall not admit liability for any third party claim or compromise the same without the prior written consent of the Parent on behalf of the Vendors (such consent not to be unreasonably withheld or delayed).

6

Time Limits

6.1

No claim shall be brought by the Purchaser for breach of the Warranties or any other term of this Agreement (other than any claim by the Purchaser under clause 21, where no such limit shall apply) unless notice in writing of such claim (specifying in reasonable detail with supporting evidence the event, matter or default which gives rise to the claim and so far as reasonably practicable, the amount likely to be claimed in respect of it) ignoring any limitations in this Schedule 8, has been given to the Parent:

6.1.1

in the case of a claim under any of the Taxation Warranties, within 7 years after Completion or, to the extent applicable, Deferred Assets Completion; or

6.1.2

in any other case, within 18 months after Completion or, to the extent applicable, Deferred Assets Completion.

6.2

Any such claim that may have been made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of 9 months after the date it was made unless court proceedings or a dispute resolution process in respect of it shall then have been commenced against a Vendor.

7

Thresholds

7.1

For the purposes of paragraph 7.2:

7.1.1

a “Warranty claim” means a claim for breach of the Warranties (other than those Warranties contained in Parts A and B of schedule 9) or clause 19.6;

7.1.2

a Warranty claim shall be regarded as material if the amount of the Warranty claim exceeds the individual threshold (and a series of Warranty claims arising from the same matter or event shall be considered to be a single Warranty claim for these purposes);

7.1.3

the amount of a Warranty claim shall be taken to be the liability which any of the Vendors would have in respect of it in the absence of any exclusions or restrictions under this schedule 8); and

7.1.4

“the individual threshold” means US$20,000 and “the cumulative threshold” means US$200,000.

7.2

Save in the case of fraud, the Vendors shall not have any liability in respect of any Warranty claim unless:

7.2.1

that Warranty claim is material; and

7.2.2

the amount of that Warranty claim when added to the aggregate amount of all other material Warranty claims exceeds the cumulative threshold, in which case the Vendors shall be liable for the whole amount claimed (subject to the other provisions of this Agreement) and not only for the excess.

7.3

References to “US$” in this paragraph 7 shall, in relation to any relevant claim made in a currency other than pounds sterling, be construed as references to the equivalent in US$of such other currency at the prevailing exchange rate applicable to US$by reference to middle market rates quoted by Barclays Bank plc immediately before close of business in London at the date the Warranty claim is made.

8

Aggregate maximum

Save in the case of fraud, the total liability of the Vendors in respect of all claims under the Warranties and under this Agreement (but excluding any claim or claims under clauses 21.1 and 21.4) shall not exceed an aggregate amount equal to the Purchase Price provided that the Vendors shall not be obliged to make any payment in respect of any such claim in excess of the aggregate sum which, at the time of payment, has been paid or would have been paid in the absence of clause 17.

9

No duplication of liability

9.1

The Purchaser hereby agrees with the Vendors that, in respect of any matter which may give rise to a liability under this Agreement (including the Warranties) and also under any condition or warranty implied by statute:

9.1.1

such liability shall not be met more than once; and

9.1.2

to the extent that the liability under any such condition or warranty may be lawfully excluded, it is hereby excluded.

10

Mitigation of loss

For the avoidance of doubt, nothing in this schedule 8 shall limit the Purchaser’s obligation to mitigate its loss in respect of any claim under or in respect of the Warranties.

Schedule 9 Matters warranted

PART A - CONSTITUTIONAL AND ORGANISATIONAL MATTERS

1

Vendors’ status and powers

1.1

Insignia Solutions PLC is a public limited company incorporated in England and Wales and is validly existing at the date of this Agreement.

1.2

Insignia Solutions International Limited is a private limited company incorporated in England and Wales and is validly existing at the date of this Agreement.

1.3

Insignia Solutions, Inc. is a company incorporated in Delaware, US and is validly existing at the date of this Agreement and is of good standing.

1.4

Insignia Solutions SARL (France) is a société à responsabilité limitée incorporated at the Registry of Commerce and Companies of Nanterre, France and is validly existing at the date of this Agreement.

1.5

Each of the Vendors is authorised and duly qualified to own and operate the Assets and carry on the Business in the manner in which it is now being conducted in all jurisdictions in which the Business is now carried on.

1.6

1.6.1

The Vendors have obtained all licences which are necessary to enable the Business to be carried on in the place and in the manner in which it is now carried on and all such licences are in the name of the relevant Vendor, in full force and effect and valid and subsisting as at the date of this Agreement.

1.6.2

No Vendor has knowingly committed, or received any notification indicating, a breach of any condition of, or of any requirement to obtain, any such licence and no Vendor knows of any factors that might prejudice the continuance or renewal of any of them by or in the name of the Purchaser.

1.6.3

Full details of all such licences are set out in or annexed to the Disclosure Letter.

1.6.4

For the purposes of this paragraph 1.6 “licences” shall include all licences, consents, approvals, permits and authorities.

1.7

Each of the Vendors has complied in all material respects with all acts, orders and regulations and all other legal and other regulatory requirements applicable to or affecting the Business.

1.8

Except as disclosed in the Disclosure Letter, each Vendor in connection with the Business:

1.8.1

does not hold or beneficially own any class of share or loan capital of any company;

1.8.2

is not a member of, and does not hold or beneficially own any interest in, any unincorporated company or association (including any trade association), society or other group, whether formal or informal and whether or not having a separate legal identity; and

1.8.3

is not and has not been a party to, and does not hold or beneficially own any interest in, any partnership, joint venture or consortium or similar agreement or arrangement or any agreement or arrangement for sharing commissions or other income.

1.9

Insignia Solutions PLC is the holding company of Insignia Solutions International Limited, Insignia Solutions Inc. and Insignia Solutions SARL (France).

2

Powers in relation to the Agreement

2.1

Each of the Vendors has all the requisite power and authority:

2.1.1

to enter into, deliver and perform this Agreement and all other documentation relating to the Sale, including, without limitation, the Completion Documents; and

2.1.2

to sell and transfer to the Purchaser the full legal and beneficial ownership of the Business and the Assets on the terms of this Agreement without the consent of any third party,

and all necessary corporate or other action has been taken for that purpose.

2.2

This Agreement constitutes, and all other documents which are to be executed by the Vendors at Completion will, when executed, constitute, legal, valid and binding obligations of the Vendors enforceable in accordance with their respective terms.

2.3

The execution and delivery of, and the performance by each Vendor of its obligations under, this Agreement and the other documents which are to be executed by the Vendors at Completion will not:

2.3.1

contravene or result in a breach of any provision of any of the Memorandum or Articles of Association (or other equivalent constitutional document) of any Vendor or otherwise be ultra vires for any Vendor; or

2.3.2

conflict with, violate or result in the breach or cancellation or termination of any of the terms or conditions of, or constitute a default under, any of the Contracts or any other agreement or instrument to which any of the Vendors is a party or by which any of the Vendors is bound or which otherwise affects the Business or the Assets; or

2.3.3

conflict with, violate or result in a breach of any law or any rule or regulation of any administrative agency, regulatory or governmental body or any order, judgment or decree of any court to which any of the Vendors is subject or which otherwise affects the Business or the Assets.

2.4

No government, governmental, supranational agency and/or authority or regulatory consents or approvals are required to be obtained for the execution and delivery of, and the performance by each Vendor of its obligations under, this Agreement or any of the Completion Documents.

3

Vendors’ other interests

3.1

None of the Vendors nor any of its directors who are concerned with the Business nor any member of the Vendors’ Group has any interest directly or indirectly in any way whatsoever in any other company or business which has a close trading relationship with or is in competition with the Business.

3.2

Other than the Vendors, no Vendor Group Member owns any Assets, has any Rights in relation to the Business or holds any Business Data or Records in relation to the Business and each such Vendor Group Member is and has for the twelve (12) months prior to the date of this Agreement been dormant and has not traded.

PART B - SOLVENCY

1

Solvency of Vendors

1.1

None of the Vendors has:

1.1.1

stopped or suspended payment of its debts or become unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986 or similar legislation in any jurisdiction) as they fall due; or

1.1.2

otherwise become insolvent or compounded with its creditors generally.

1.2

No:

1.2.1

voluntary arrangement under section 1 of the Insolvency Act 1986 or scheme of arrangement under section 425 CA 1985 or similar legislation in any jurisdiction has been proposed in respect of any of the Vendors;

1.2.2

receiver, receiver and manager or administrative receiver has been appointed in respect of any of the Vendors;

1.2.3

administration order has been made or, so far as the Vendors are aware, petition for such an order presented in respect of any of the Vendors;

1.2.4

resolution has been passed (or meeting convened at which such a resolution will be proposed), or so far as the Vendors are aware, petition presented, or order made, for:

(a)               the winding-up of any of the Vendors; or

(b)              the appointment of a provisional liquidator in respect of any of the Vendors.

1.3

No distress or execution has been levied on, or so far as the Vendors are aware, other similar process commenced against, and no receiver, receiver and manager or administrator receiver has been appointed in respect of, the whole or any part of the undertaking or assets of any of the Vendors in relation to the Business.

2

No circumstances which may lead to insolvency

2.1

The Vendors are not aware of any circumstances which may entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 1.2 and 1.3.

PART C - ACCOUNTS AND RECORDS

1

Reports and Financial Statements.

1.1

The Parent has duly filed or furnished all forms, registration statements, reports, schedules, proxy or information statements and other documents (including exhibits and amendments thereto) required to be filed or furnished by it with the SEC in relation to the Business.  True and correct copies of all such materials filed or furnished by the Parent with the SEC prior to the date hereof (the “SEC Reports”) have either been made available or are publicly available to the Purchaser.  As of the respective dates such SEC Reports were filed or furnished or, if any such SEC Reports were amended, as of the date such amendment was filed or furnished, each of the SEC Reports, including without limitation any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of the Securities Act of 1933 of the US or the Exchange Act of 1934 of the US, in each case as amended, as applicable, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.2

Each of (i) the audited consolidated financial statements of the Parent and the audited consolidated interim financial statements of the Parent (including any related notes and schedules) included (or incorporated by reference) in the SEC Reports, for the period ended 31 December 2001, have been prepared from, and are in accordance with, the books and records of the Vendor Group, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Vendor Group as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.

2

Records and data

2.1

The Records have been fully, properly and accurately kept and written up in all material respects, do not contain any material inaccuracies, discrepancies or omissions of any kind and comprise all the records required to enable the Purchaser to run the Business.

2.2

All the Records, Business Data and systems (including but not limited to computer systems) employed by the Vendors in the Business are recorded, stored, or otherwise held exclusively by the Vendors and are in its possession and none of the Records, Business Data or such systems are recorded, stored, maintained or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic means, whether computerised or not, and all means of access thereto and therefrom) which are not included among the Assets.

2.3

In so far as the Business Data is comprised of personal data (as such term is defined in the Data Protection Act 1998) the Vendors have complied with all relevant provisions of the Data Protection Act 1998.

2.4

In respect of each source of such personal data, either the data subjects have consented to both the use of such data for all processing required in connection with the Business or such processing is otherwise permitted under the Data Protection Act 1998.

2.5

Without prejudice to paragraph 2.4 above, the Vendor has obtained all necessary consents to transfer the Business Data to the Purchaser pursuant to this Agreement.

3

Documents of title

All documents of title relating to the Assets are held exclusively by the Vendors and all such documents, together with the executed copies of all the Contracts which have been reduced to writing, are in their respective possession or under their control.

PART D - OPERATION OF THE BUSINESS

1

Conduct of business and nature of activities

1.1

Since the Accounts Date:

1.1.1

the Business has been carried on by each of the Vendors in the ordinary course and in the same manner (including nature and scale) as immediately before the Accounts Date so as to maintain the Business as a going concern;

1.1.2

each of the Vendors has entered into transactions and incurred liabilities in relation to the Business only in the ordinary course of day-to-day trading operations;

1.1.3

none of the Vendors has:

(a)               purchased or agreed to acquire any capital asset (or any interest therein) for use in the Business; or

(b)              incurred any other item of capital expenditure on capital account or entered into any commitment so to do,

in each case for or of an amount exceeding US$10,000 in respect of any single asset or item (as the case may be) or US$100,000 in aggregate; and

1.1.4

so far as any of the Vendors are aware, the assets of the Business have not been depleted by any unlawful act on the part of any person.

1.2

1.2.1

The Business has at all times been conducted in compliance with all applicable statutory requirements, by-laws and regulations for the time being in force in all material respects.

1.2.2

So far as the Vendors are aware, none of the Vendors nor any of its officers nor any other person for whose acts or defaults any of the Vendors may be vicariously liable has committed any criminal offence or any tort or any  breach of the requirements or conditions of any statute, treaty, regulation, bye-law or other obligation relating to the carrying on of the Business.

1.2.3

None of the Vendors have acted in relation to the Business in any way which contravenes, and/or results in a breach of, any provision of any of the Vendors’ Memorandum or Articles of Association (or other equivalent constitutional documents) is otherwise ultra vires any of the Vendors.

1.3

None of the Vendors have disposed of, assigned, factored or otherwise dealt in any of the debts due or which would otherwise be due to it in respect of the Business or engaged in financing of a type which would not be required to be shown or reflected in the Accounts.

1.4

None of the Vendors nor any other member of the Vendors’ Group has agreed any unusual terms of credit with any customers of the Business, and no customers of the Business have been consistently late in making payment of sums due.

1.5

Each of the Vendors has given no power of attorney and no other authority, express, implied or ostensible, which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf in connection with the Business other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

2

Arrangements involving third parties

2.1

No substantial part of the Business is carried on under the agreement or consent of a third party, nor is there any agreement (whether or not in respect of Intellectual Property Rights) which restricts the manner or fields in which the Business has been carried on by any of the Vendors or in which the Purchaser may carry on the Business in succession to any of the Vendors.

2.2

None of the Vendors (otherwise than in connection with the Business) nor any other company in the Vendors’ Group supplies goods or services for use in connection with the Business.

2.3

Products developed, licensed or sold by any of the Vendors in relation to the Business have not been marketed, licensed or sold in conjunction with products developed, licensed or sold by any Vendor or any other member of the Vendors’ Group otherwise than in connection with the Business.

2.4

Since the Accounts Date no transactions, agreements or arrangements have been entered into between any of the Vendors and any other member of the Vendors’ Group Member in relation to the Business.

3

Matters affecting level of business

3.1

3.1.1

Neither the Business nor any part of it has been materially and adversely affected during the two years ended on the Accounts Date or since the Accounts Date by the loss of any significant employee, customer or supplier or by a significant decrease in the value of orders received.

3.1.2

None of the Vendors is aware of any reasons, facts or circumstances (including the execution and completion of this Agreement or any change in the ownership or control of the Business) which are likely (or if known to such persons would be likely) to result in any of the customers of or suppliers to the Business ceasing to remain customers or suppliers of the Business or substantially reducing their purchases therefrom or supplies thereto (as the case may be) below the levels current at the date of this Agreement or otherwise to have a material adverse effect on the continuing business relationship with any of such customers or suppliers.

3.2

For the purposes of paragraph 3.1 a significant customer shall mean a customer accounting for more than five (5) per cent. of the turnover of the Vendors in relation to the Business in the financial period ended on the Accounts Date, a significant supplier shall mean a supplier of more than five (5) per cent. in value of goods, products, services or materials supplied to the Vendors in relation to the Business in such financial period and a significant decrease in the value of orders received shall mean a decrease in such value as between one financial period and the next representing more than five per cent of the turnover of the Vendors in relation to the Business in the earlier period.

PART E - ENVIRONMENTAL MATTERS

1

1.1

So far as the Vendors are aware each of the Vendors in relation to the Business:

1.1.1

complies, and has at all times complied, with all Environmental Laws;

1.1.2

is not required by any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the Business or to desist from taking any action.

1.2

So far as the Vendors are aware no Environmental Claim in relation to the Business is pending or has been made or threatened against any of the Vendors or any of its past or present directors, secretary or senior employees in their capacity as such or any occupier of the Property or any other property previously occupied by the Business and none of the Vendors has any reason to believe that any of the Vendors or any of its officers has incurred or is likely to incur any liability in relation to Environmental Matters in respect of the Business.

1.3

So far as the Vendors are aware no Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used,  collected, sorted or produced at any time, or is present in the environment (whether or not on any of the Property) in circumstances which could result in an Environmental Claim against any of the Vendors in relation to the Business or which would entitle any authority to bring an Environmental Claim against any of the Vendors in relation to the Business or which would have a material adverse effect on the use or value of any of the Property.

1.4

There have been no inspections, investigations, studies, audits, tests, reviews or other analyses in relation to Environmental Matters relating to the Business or any of the Property.

PART F - ASSETS

1

General

1.1

The Vendors between them own, as sole legal and beneficial owner, all the Assets.

1.2

The Assets are held by the Vendors free from, and none is subject to, any Encumbrance.

1.3

None of the Assets is held by any of the Vendors on a sale or return basis.

1.4

None of the Assets is used for any purpose other than those of the Business.

1.5

All the Assets are in the possession or under the control of the Vendors and the Vendors are able to deliver them into the possession of the Purchaser on the Completion Date.

1.6

There is no Asset the transfer, surrender or disposal of which, or any part of or interest in which, would or might cause or occasion a breach of third party rights (whether or not in the nature of intellectual property rights) or be otherwise contrary to relevant law.

1.7	So far as the Vendors are aware, none of the Vendors has taken any action which would result in any loss of or material damage to any of the Physical Assets or any item of Third Party Equipment.

2

The Property and other interests in land

2.1

The Parent is the legal and beneficial owner of the estate or interest in the Property which is specified in part B of schedule 1 and the particulars of the Property and other information set out in part B of schedule 1 are true and complete and accurate.

2.2

The Property comprises all the land and buildings which are owned, and also all the land and buildings which are used or occupied, by the Vendors at the date of this Agreement in connection with the Business and no part of the Property is used or occupied for any purposes other than those of the Business.

2.3

The title to the Property is properly constituted by documents of title which are properly stamped the originals of which are in the possession of the Vendors’ solicitors.

2.4

The Property is free from and not affected by or subject to any mortgage or charge (whether legal or equitable, specific or floating), debenture, rent-charge, lien, encumbrance or other third party right in the nature of security or any option or right of pre-emption, first refusal, surrender or determination

2.5

The Parent has sole and exclusive possession of the Property.

2.6

The Parent has not received any notice of breach of any of the terms of the Lease or any document supplemental to it.

2.7

The Parent has paid all rent and service charges in accordance with the terms of the Lease and all other outgoings which have become due in respect of the Property.

2.8

Subject to Warranty 2.6 the Parent has not received any written notice of dispute or complaint in relation to the Property which will adversely affect its use and enjoyment.

2.9

So far as the Parent is aware, nothing has been done or omitted to be done which would make the policy or policies of insurance for the Property void or voidable.

2.10

The Parent has not granted or agreed to grant any lease, tenancy or licence in respect of the Property or any part thereof and there are no circumstances known to the Parent whereby any of the Property is likely to become affected by, any lease or sub-lease or tenancy or licence.

2.11

The replies to the written enquiries made by the Purchaser’s Solicitors to the Vendors’ Solicitors in relation to the Property are true and accurate.

3

Physical Assets

3.1

The Physical Assets are all set out in the Disclosure Letter.

3.2

The Physical Assets and the Third Party Equipment as set out in the Disclosure Letter are all located at the Property.

3.3

Maintenance contracts are in full force and effect in respect of all the Physical Assets and Third Party Equipment set out in the Disclosure Letter which it is normal or prudent to have maintained by outside or specialist contractors.

3.4

The Physical Assets and the Third Party Equipment are in reasonably good repair and, as a whole, in reasonable condition (having regard to their age and reasonable usage) and in reasonably good working order and, as a whole, capable of being used for the purposes for which they are designed, acquired or used by the Vendors.

3.5

The Vendors are in possession of and are in a position to deliver to the Purchaser at Completion all assets comprised in the Third Party Equipment (all of which are listed in the Disclosure Letter).

4

Intellectual Property and Confidential Information

4.1

The Owned Rights and the IP Licences comprise all the Intellectual Property Rights required in connection with the operation of the Business as carried on as at Completion Date. and no Vendor has sold or otherwise disposed of any Intellectual Property Rights so required and nor does any Vendor use, require or own, nor has any Vendor registered or applied for registration of, any Intellectual Property Rights other than the Owned Rights and the IP Licences in connection with the Business.

4.2

The  Owned Rights:

4.2.1

are in full force and effect and are vested absolutely in and are in the sole legal and beneficial ownership of one of the Vendors (and, where registration is possible, are registered in its name as sole proprietor) free from and clear of any Encumbrances; and

4.2.2

will, with effect from Completion (or, in the case of any Owned Rights which are Deferred Assets, from Deferred Assets Completion), be transferred to the Purchaser under this Agreement free from and clear of any Encumbrances.

4.3

No act has been done or has been omitted to be done to entitle any authority or person to cancel, forfeit or modify any of the Owned Rights (as they are used in connection with the Business at the Completion Date) and, to the best of the information, knowledge and belief of the Vendors, no third party is currently infringing or has infringed the Owned Rights or has made any claim adverse to the continuing enjoyment by any of the Vendors of such rights or (in the case of such of them as are registered) of the benefit of such registration.

4.4

All application and renewal fees payable in respect of the Owned Rights have been paid.  Each other action to apply for, maintain and protect the Owned Rights has been taken.  As far as the Vendors are aware there are no grounds on which any registration or application for registration in respect of any of the Owned Rights may be successfully challenged, refused, forfeited or modified.

4.5

The Vendors have not granted and are not obliged to grant any licences in respect of all or any part of the Owned Rights.

4.6

The Vendor is the registered owner of the internet domain name names set out in Appendix A.

4.7

So far as any of the Vendors is aware, none of the Vendors is in breach of any of the IP Licences and no third party is in breach of any of the IP Licences.

4.8

The IP Licences are in full force and effect and none of the Vendors has knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of, and has received no notice of any intention to terminate, any of them.

4.9

The licensors under the IP Licences have given in writing and have not withdrawn all consents to the completion of this Agreement which may be required of them under the terms of the IP Licences and to the assignment and novation of the IP Licences to the Purchaser.

4.10

So far as the Vendors are aware, none of the Vendors in relation to the Business has infringed the Intellectual Property Rights of any other person.

4.11

To the best of the knowledge information and belief of each of the Vendors, any inventions made or other Intellectual Property Rights (including those relating to software) created or developed by any person employed by the Vendors in connection with the Business were made during the normal duties of the employee concerned and no claim for compensation under section 40 of the Patents Act 1977 (or similar enactment in any jurisdiction) has been made or is pending.

4.12

All unregistered trade and service marks or business or trading names used as at the Completion Date by any of the Vendors (whether in the UK or elsewhere) and corresponding to any registered trade marks or service marks included in the Intellectual Property Rights are listed in Appendix A and the Vendors has not granted any other person the right to use such marks or business or trading names.

4.13

Neither the Vendors nor, to the best of the knowledge, information and belief of the Vendors, any other member of the Vendors’ Group has at any time disclosed or agreed to disclose or permitted to be disclosed any of the Business Data or the Know-how to any person other than the Purchaser or the Vendors’ professional advisers or any other member of the Vendors’ Group otherwise than:

4.13.1

subject to an obligation of confidentiality; or

4.13.2

properly in the ordinary course of carrying on the Business and on the footing that the disclosure is to be treated as being of a confidential nature; or

4.13.3

as required by law.

4.14

Without prejudice to the generality of paragraph 4.13, none of the Vendors nor any member of the Vendor’s Group has disclosed the customer list of the Business or any part of it to any competitor or potential competitor of the Business or to any other party whereby such customer list may be or have been disclosed to any competitor or potential competitor of the Business.

5

Contracts, commitments and other arrangements

5.1

5.1.1

Each of the Contracts is in full force and effect, and, so far as the Vendors are aware, constitutes legal, valid and binding obligations on the part of every party thereto enforceable in accordance with their terms.

5.1.2

No party to any of the Contracts has any rights under it save such as are apparent on the face of such Contract or are implied by law.

5.1.3

True, up-to-date and complete copies of the Material Contracts have been supplied to the Purchaser and the principal terms of such of the Material Contracts as are not reduced to writing are set out in the Disclosure Letter.

5.1.4

All the Material Contracts are listed in Appendix C and the brief details of them there set out are true and accurate.

5.2

5.2.1

Each of the Vendors has duly discharged in all material respects each of its obligations under the Contracts and there has been no delay, negligence or other failure by any of the Vendors in relation thereto and none of the Vendors nor any of the other parties thereto is in breach of, or has committed a material default under, any provision of any of the Contracts and no event has occurred which (whether or not with the giving of notice or passage of time) may constitute such breach or default, nor are any of the Contracts the subject of any dispute or claim nor are there any circumstances existing which might give rise to any such dispute or claim.

5.2.2

No act has been done or been omitted to be done, nor, so far as the Vendors are aware, are there any other grounds, which would entitle any person to cancel, forfeit, rescind, avoid, terminate or modify any of the Contracts and in particular no right of termination has become exercisable thereunder nor have any of the Vendors received notice of termination or of any intention to terminate any of the Contracts and no Contract may according to its terms be terminated, and none of the Vendors has received any notification that any Contract is likely to be terminated, by reason of the Sale or the making, completion or implementation of this Agreement.

5.3

5.3.1

Except pursuant to the terms of this Agreement, none of the Vendors has sold, charged, transferred, assigned or otherwise disposed of any of its rights under the Contracts or agreed to a novation of any of the Contracts.

5.3.2

All permissions or consents required for the transfer of the Material Contracts have been obtained and each of the Material Contracts is freely transferable to the Purchaser as contemplated by this Agreement.

5.4

None of the Vendors will be subject to any increased charges or additional costs arising out of any minimum purchasing requirement contained in any of the Supplier Contracts or the termination of any such Supplier Contracts.

5.5

There are no Leasing Agreements in force other than those which have been disclosed to the Purchaser in the Disclosure Letter.

5.6

5.6.1

The Contracts do not include:

(a)               any agreement or arrangement which imposes any obligation (whether to make payment or otherwise) or provides a right for any third party to terminate or vary it, or to require any action to be taken under it, as a result of the execution or performance of this Agreement or the Sale or in the event of any change in the ownership or control of the Business or any part thereof; or

(b)              any agreement or arrangement to grant any rebate, discount, allowance or other concession to any customer based on the volume of goods or products purchased or licensed during any period;  or

(c)               any agreement or arrangement which involves an obligation on any of the Vendors to repurchase or take back any item; or

(d)              any agreement or arrangement which is dependent on the guarantee or security of any other person;  or

(e)               any agreement or arrangement to which any member of the Vendors’ Group (other than any of the Vendors) is a party;  or

(f)                 any agreement or arrangement which restricts any of the Vendors’ freedom to carry on the whole or any part of the Business in any part of the world or to compete with or deal with any person or under which any of the Vendors have agreed to deal, or does deal, exclusively with any person in any territory in relation to any product or category of products or the terms of which would otherwise prevent the Purchaser enjoying the full benefit of this Agreement.

5.6.2

None of the Contracts infringes or is prohibited by or has been furnished, registered or notified or ought or is required to be or ought to have been furnished, registered or notified under or in accordance with any of the provisions of the Fair Trading Act 1973, the Consumer Credit Act 1974, the Resale Prices Act 1976, the Competition Act 1980, the Data Protection Act 1998, the Competition Act 1998 or any of the Treaties establishing the European Communities or any of them or any such Treaty as amended, or similar Enactments in any jurisdiction.

5.6.3

None of the Vendors is in default or in contravention of any of the provisions referred to in paragraph 5.6.2 in relation to the Business and is not, and never has been, a party in relation to the Business to any agreement, arrangement, decision, concerted practice or activity:

(a)               which infringes or is prohibited by or has been furnished, registered or notified or is required to be furnished, registered or notified under or in accordance with any of those provisions; or

(b)              which (without prejudice to the generality of the foregoing) is prohibited by the Competition Act 1998 or any similar Enactment in any jurisdiction) or has been notified to the Director General of Fair Trading for a decision or guidance; or

(c)               which (without prejudice to the generality of the foregoing) is prohibited by Article 81 or Article 82 (formerly Articles 85 and 86 respectively) of the Treaty of Rome or has been notified to the Commission of the European Community for an exemption or in respect of which an application has been made to the European Commission for a negative clearance.

6

Information Technology

6.1

Each Vendor has all rights to use, develop, modify and maintain the Vendors’ IT as are necessary for the conduct of the Business as carried on as at the Completion Date.  All such rights are unaffected by the transfer of the Vendors’ IT to the Purchaser in accordance with this Agreement without any consent, payment or other condition having to be obtained, made and fulfilled.

6.2

The Vendors’ IT has functioned throughout the last 12 months without any material problems (including viruses and data loss) and in accordance with the specifications thereof, and where any services in relation to the Vendors’ IT are supplied by any third party such services have been supplied in a timely and satisfactory manner and in accordance with the relevant service agreement.

6.3

The Vendors’ IT is owned by, licensed to or under the control of the Vendors (or any of them) and upon Completion will not be wholly or partly dependent on any facilities which are under the control of a third party.

6.4

Each Vendor has in its possession and control complete copies of all source codes of the latest versions of the computer programs in which it owns the Intellectual Property Rights.

6.5

The Vendors’ IT includes up to date anti-virus software and the Vendors have used their reasonable endeavours to ensure that back-up systems are in operation to ensure that in the event of any fault in the Vendors’ IT no data will be irrevocably lost.

6.6

The Vendors’ IT contains all appropriate firewalls, encryption technology, and other security measures reasonably necessary to ensure the protection of the confidentiality, security, and integrity of all data and other content which is stored and/or processed on the Vendors’ IT, and such firewalls, encryption technology, and other security measures have functioned throughout the last 12 months without any material problems (including viruses, Trojan horses, worms, data or content loss, or unauthorised third party access to data or content) and in accordance with their specifications.

PART G - EMPLOYEES AND PENSIONS

1

The Employees and their terms of employment

1.1

1.1.1

No-one is employed in the Business at the date of this Agreement other than the Employees.

1.1.2

Part A of schedule 5 contains all material, accurate and up-to-date particulars of all the Transferring Employees and the material terms of their employment, including their names, their dates of birth and commencement of employment, their remuneration and other benefits, their notice periods.

1.1.3

The particulars contained in part A of schedule 5 with regard to remuneration, and other benefits of the Transferring Employees include all agreements, schemes and arrangements,  to which they are entitled or in which they may participate or which the Vendors provides or is bound to provide (now or in the future) relating to wages, salary and other emoluments, bonus, commission, incentive payments, profit sharing, share or stock options, permanent health insurance, medical expenses insurance, life assurance, holiday entitlement and for the payment of compensation on termination of employment.

1.2

1.2.1

None of the Vendors has made any offer to employ any person in the Business which has yet to be accepted or rejected.

1.2.2

There are no Transferring Employees who are on maternity leave or other leave of absence and have a statutory or contractual right to return to work in the Business.

1.2.3

None of the Transferring Employees has been transferred to the employment of any other member of the Vendors’ Group since the Accounts Date.

1.2.4

None of the Transferring Employees earning more than £50,000 per annum (or its equivalent in any other currency) has terminated or given notice of termination of his employment or has indicated an intention to terminate his employment.

1.3

1.3.1

The Vendors have disclosed to the Purchaser up to date copies of the contracts of employment for all the Transferring Employees including the Key Employees.

1.3.2

The Vendors are under no contractual obligation (oral or written) to change the terms and conditions of employment of any of the Transferring Employees,  (nor have any of the Vendors made offered or agreed any provision, to increase the rates of remuneration of (save for pay rises in the usual course) or to make any bonus, incentive, termination or other similar payments to, any of the Transferring Employees at any future date.

1.3.3

Neither the Vendors nor any other member of the Vendors’ Group is proposing to introduce for the Transferring Employees any share incentive scheme, share or stock option scheme or profit sharing, bonus, commission or other incentive scheme (including any scheme whereunder any employee is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover, profits or sales of the Business.

1.3.4

The Vendors have disclosed to the Purchaser full details of their redundancy scheme(s) (whether by way of contract, past practice or otherwise).

2

Compliance with obligations towards employees and other requirements

2.1

Each of the Vendors has, in relation to the Transferring Employees:

2.1.1

complied with all obligations imposed on it under the contracts or terms and conditions of employment of such employees;

2.1.2

complied with all obligations imposed on it by, and all orders and awards made under, all statutes and regulations which are relevant to such employees or their contracts or terms and conditions of employment or the relations between such employees and the Vendors; and

2.1.3

maintained current adequate and suitable records regarding the service of each such employee,

and has not received notice in respect of any alleged non-compliance with any of such obligations.

2.2

2.2.1

Subject to paragraph 3.3 none of the Vendors is aware of any material grievance on the part of any of the Transferring Employees, the Transferring Employees generally or any section thereof.

2.2.2

None of the Vendors has given notice of any redundancies to the Secretary of State (or similar body in any jurisdiction) or started consultations with any independent trade union or other employee representative within the period of six months prior to the date of this Agreement in relation to the Business or any of the Employees.

2.2.3

There have been no relevant transfers as defined in the Transfer Regulations and no failure to comply with any duty to inform and consult any independent trade union or any other employee representative(s) under such legislation within the period of 12 months prior to the date of this Agreement in relation to Business or any of the Employees.

2.3

There is no pending, existing or threatened litigation or disputes involving or relating to any of the Transferring Employees and so far as the Vendors are aware, there are no circumstances which are likely to give rise to any legal claim, right of action or other liability whatsoever in respect of any of them.

3

Trade unions etc

3.1

Full and up-to-date particulars of all existing and proposed works councils, collective agreements or other arrangements or understandings (whether binding or not) with any trade union, staff association or other body representing any Transferring Employee and all documents relating to such agreements, arrangements and understandings are appended to the Disclosure Letter.

4

Pensions

4.1

In this paragraph:

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Opra” means the Occupational Pensions Regulatory Authority;

“Inland Revenue” means the Inland Revenue Savings, Pensions and Share Schemes division;

“the Pension Schemes” means the executive pension plan set up for the benefit of Mr. Jerry Kramskoy and the Prudential GPPP;

“the Prudential GPPP” means the group personal pension plan arranged with Prudential which certain Transferring Employees are members of;

“1993 Act” means the Pension Schemes Act 1993; and

4.2

Save for the Pension Schemes the Transferring Employees:

4.2.1

are not members of any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement whether in the United Kingdom or overseas to which the Vendors are legally bound to make contributions to on behalf of any Transferring Employee; and

4.2.2

no change to the benefits currently being provided to the Transferring Employees under the Pension Schemes has been announced by the Vendors;

4.3

Material written particulars of the Pension Schemes have been disclosed to the Purchaser and all information which has been made available by the Vendors or its advisers to the Purchaser or its advisers on or before the date of this Agreement is accurate and fairly presented.

4.4

So far as the Vendors are aware, the Prudential GPPP is approved under Chapter IV of Part XIV of ICTA 1988 for the purposes of the Inland Revenue and there is no reason why such approval should be withdrawn.

4.5

All employer and employee contributions and premiums due as at the Completion Date to the trustees of the Pension Schemes or any insurance company have been deducted and paid to the trustees (or insurance company, if applicable).

4.6

The Pension Schemes provide only money purchase benefits within the meaning of section 181 of the 1993 Act {General interpretation} and no written assurance, promise or guarantee has been given to any Transferring Employee of any particular level or amount of benefit (other than death in service benefits) payable to or in respect of him on retirement, death or leaving service.

4.7

No undertakings or assurances have been given to the Transferring Employees as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits or as to the enhancement of any benefits on the happening of a given set of circumstances.

4.8

Any benefits payable on the death of a Transferring Employee whilst in employment (other than a return of the Transferring Employee’s own contributions and contributions paid in respect of him) are fully insured, all premiums due to the insurance company have been paid and each Transferring Employee has been covered for such insurance by an insurance company of repute at normal rates and on normal terms for persons in good health and will continue to be so covered until Completion.

4.9

No part-time Transferring Employee has either been excluded from membership of the Prudential GPPP nor has had benefits limited under the Prudential GPPP.

4.10

There are no complaints or arbitrations, mediations, claims to OPAS, Pensions Ombudsman complaints, complaints to Opra, actions, suits or claims in progress, pending or threatened by any of the Transferring Employees and the Vendors are not aware of any fact or circumstance which is likely to give rise to any such proceedings.

4.11

So far as the Vendors are aware, the Prudential GPPP has complied with section 111A of the 1993 Act and the Personal Pension Schemes (Payments by Employers) Regulations 2000.

4.12

The Vendors have complied with its obligations in relation to stakeholder pensions under section 3 of the Welfare Reform and Pensions Act 1999.

4.13

The foregoing warranties shall apply in relation to any arrangements established outside the United Kingdom for providing relevant benefits (as defined in ICTA 1988) so far as possible by reference to the nearest equivalent practices and legal requirements in the country or countries concerned.

PART H - INSURANCE

1

Vendors’ insurances

1.1

The Vendors have effected all insurances required by law to be effected by them.

2

Insurance particulars

2.1

Full particulars of all the Insurances are attached to the Disclosure Letter.

3

Status of insurances

3.1

None of the Vendors has permitted any of the Insurances to lapse or, so far as the Vendors are aware, done or omitted to do anything which would make any of the Insurances void or voidable.

3.2

The policies for the Insurances together with the receipts for the latest premiums payable in respect of them are in the possession of the Vendors or under the Vendors’ control.

PART I - TAXATION

1

Disputes with authorities

1.1

No dispute exists between any of the Vendors and any Taxation Authority concerning any matter likely to affect in any way the Business or any of the Assets in the hands of the Purchaser.

2

PAYE

2.1

2.1.1

All income tax payable under any system that provides for the collection from an employer of tax on any income payable to, or benefit provided for any employee (“the PAYE System”) has, so far as required by law, been deducted from all payments made or treated as made by the Vendors to its employees or former employees in relation to the Business and all amounts due to be paid to any Taxation Authority in respect of such income tax have been paid;

2.1.2

All deductions and payments required to be made by the Vendors in respect of UK National Insurance contributions (including employer’s contributions) and/or similar or equivalent contributions in any jurisdiction have been made.

2.2

No failure in the proper operation of any PAYE system for deducting tax as required by law from all payments made to or treated as made to the employees or former employees of the Vendors in connection with the Business (including any failure to maintain adequate records) has occurred which could result in any Employee becoming liable to pay any taxation which should have been properly accounted for under such system.

2.3

There are no arrangements or agreements with any Taxation Authority regarding the application of the PAYE system to the Employees.

3

VAT

3.1

All amounts of VAT due to be paid to any Taxation Authority prior to Completion or in respect of any supply or sale made on or before Completion in respect of the Business will be paid by the Vendors as and when due.

3.2

None of the Assets is a capital item to which Part XV of the Value Added Tax Regulations 1995 applies.

3.3	None of the Vendors has made an election under paragraph 2 schedule 10 VATA in respect of any of the Property or any part thereof.

4

Inheritance Tax

4.1

4.1.1

There is no unsatisfied liability to inheritance tax attached or attributable to the Assets and the Assets are not subject to an Inland Revenue charge as mentioned in section 237 Inheritance Tax Act 1984.

4.1.2

No person is liable to inheritance tax attributable to the value of the Assets and in consequence no person has the power under section 212 Inheritance Tax Act 1984 to raise the amount of such tax by the sale or mortgage of or by a terminable charge on any of the Assets.

5

Stamp and other duties

5.1

All documents (other than those which have ceased to have legal effect), which affect the right, title or interest of the Vendors in any of the Assets or otherwise relate to the Business and which attract stamp duty or transfer duty or any similar duty in the United Kingdom, the United States or France or elsewhere have been duly stamped.

PART J - LITIGATION AND PRODUCT LIABILITY

1

Litigation and other proceedings

1.1

1.1.1

None of the Vendors is, nor is any person for whose acts or defaults the Vendors may be vicariously liable, in relation to the Business or any of the Assets engaged in any capacity (whether as plaintiff or defendant or otherwise) in any litigation, arbitration, prosecution or other legal proceedings (whether civil or criminal) or in any proceedings or hearing before any statutory or Governmental body, tribunal, department, board or agency.

1.1.2

No such proceedings are pending or threatened and the Vendors are not aware of any facts or circumstances which may give rise to any such proceedings.

1.1.3

So far as any of the Vendors is aware, there are no other proceedings threatened or pending which could in any way affect the Business or the Assets, including proceedings in respect of which the Vendors is liable to indemnify any party concerned therein.

1.2

There are no outstanding awards or unsatisfied judgments or orders against any of the Vendors in relation to the Business or any of the Assets.

1.3

None of the Vendors has been prosecuted nor is any Vendor liable to be prosecuted for, nor been convicted in any part of the world of, any criminal offence.

2

Investigations by fiscal or other authorities

2.1

No Taxation Authority has at any time carried out or is at present conducting any investigation into the business or affairs of the Vendors in relation to the Business (or any aspect of it).

2.2

The Vendors are not aware of anything which is likely to give rise to any such investigation as is mentioned in paragraph 2.1.

3

Product Liability

3.1

Except for any condition or warranty or other obligation implied by law or which cannot be excluded by law or contained in its standard terms of business (a copy of which is attached to the Disclosure Letter) or otherwise given in the ordinary course of business, none of the Vendors has given any guarantee, condition or warranty, nor made any representation, in respect of goods, products or services supplied or agreed to be supplied by it in the course of the Business, and has not accepted any obligation in respect of any such goods, products or services which would give rise to any material liability after they have been supplied by it.

3.2

No Vendor has issued any credit note, or supplied products free of charge, or otherwise paid damages or compensation, in settlement of claims in respect of actual or alleged defects in, or breach of product warranty in respect of, products or services developed, sold, licensed or supplied by any Vendor in the course of the Business, or admitted any liability to do any of the foregoing.

Schedule 10
Definitions and Interpretation

Part A - Definitions

In this Agreement unless the context otherwise requires:

“Accounts” means the Parent’s audited group accounts, prepared in compliance with section 237 CA 1985, for the Vendors’ financial year ended on the Accounts Date (including the notes to, and Auditors’ Report on, those accounts and the Directors’ Report for that year and any profit and loss account omitted in reliance on section 230(3) CA 1985);

“Accounts Date” means 31 December 2001;

“Accrual Period” means any period commencing on or before, but ending after, the Completion Date;

“Ancillary Benefits” means the benefit of:

(a)                        all claims against, or the right to make claims against, insurers or other third parties in respect of loss of or damage or injury caused to the Business or any of the Assets between the date of this Agreement and the Completion Date or, in the case of the Deferred Assets, the Deferred Assets Completion (all dates inclusive) to the extent that such loss, damage or injury has not been made good by and at the cost of the Vendors on or before the Completion Date or Deferred Assets Completion (as the case may be);

(b)                       all claims made by the Vendors for a loan, grant or other aid from any governmental or other authority in respect of the Business or any of the Assets in so far as any such loan, grant or aid relates to any period after the Completion Date or, in the case of the Deferred Assets, the Deferred Assets Completion;

(c)                        except in relation to Book Debts, all rights that the Vendors may have in respect of goods or products supplied by the Vendors in the course of the Business on terms pursuant to which any of the Vendors retain title to such goods or products at the Completion Date or, in the case of the Deferred Assets, the Deferred Assets Completion; and/or

(d)                       all claims against, or the right to make claims against, any third party in respect of any goods, products, services, equipment or other items which are supplied to the Vendors in respect of the Business on or before the Completion Date or, in the case of the Deferred Assets, the Deferred Assets Completion, and which form part of the Assets;

“Annual Revenue” means the aggregate of all Revenue in the relevant Revenue Year;

“Annual Revenue Share Amount” means the amount calculated in accordance with Part B of Schedule 7;

“Assets” means all the assets comprised in the Business which are agreed to be sold (or procured to be sold) by the Vendors and purchased by the Purchaser under this Agreement, being all those assets which fall within the descriptions in part A of schedule 1 but excluding the Excluded Assets;

“Asset Class” shall be construed by reference to each of the descriptions of assets in schedule 1 and means all the Assets falling within that description;

“Asset Purchase Documents” means this Agreement together with all the documents which are required by its terms to be entered into by the parties or any of them or which are referred to in this Agreement and all those terms of any other documents which this Agreement expressly preserves and all other documents which are in the agreed form and which are entered into or to be entered into by the Parties or any of them in connection with this Agreement;

“Authorised Operating Expense” means any Operating Expense authorised or deemed authorised by the Purchaser pursuant to paragraph 3 of part D of schedule 6;

“Base Rate” means the base lending rate of Barclays Bank plc from time to time;

“Basic Consideration” means the sum of US $3,500,000;

“Book Debts” means Receivables (other than Periodical Receivables relating to an Accrual Period and Prepayments) which are owing to the Vendors in connection with the Business at the Completion Date (whether or not such Receivables fall within the legal definition of a book debt or shall have fallen due on or before that date and whether or not they are payable under the Contracts or appear in the sales ledger) together with VAT and interest on them (where applicable) and the benefit of all pre-payments, deposits, securities, guarantees, indemnities, bills receivable and other rights of any of the Vendors in respect of them and all cheques, bills of exchange, promissory notes and other negotiable instruments and payable or receivable orders given to the Vendors in payment or satisfaction of them;

“business day” means a day (other than a Saturday or Sunday) on which the English clearing banks are ordinarily open for the transaction of normal banking business in both Switzerland and the City of London;

“Business” means the whole of the business of sale, production, supply, development, marketing, licensing and implementing of JVM platforms, including, without limitation, the JVM Platforms, and all other activities ancillary to or in connection with such business:

(a)                        as carried on by any Vendor Group Member at the date of this Agreement but excluding the Retained Business; or

(b)                       (where the reference is to the Business at any time after Completion) the Business as previously defined but as and to the extent then continuing to be carried on by the Purchaser;

and references to the Business include (where the context admits) references to the Assets;

“Business Data” means all information and data (wherever situated) used by the Vendors to the extent that it relates to the Business on the Completion Date, including Marketing Information and all such information and data as are comprised or contained in or derived from accounts, statistics, surveys, reports, agreements, files, registers, correspondence, notes, memoranda, publications, catalogues, manuals, instructions, plans, sketches, drawings, designs, blueprints, patterns, models, prototypes, formulae, specifications, inventories, process descriptions and operations sheets, tables, lists and other records in whatever form, whether in writing or otherwise, including computer programs;

“Business Names” means the trade and business names and marks specified in Appendix A and any part or abbreviation or combination of any of them and any logo, device, format or style in or with which any such name or any part or abbreviation of it is or has been used by the Vendors in connection with the Business, together with all such rights as the Vendors may have to use any such name, part, abbreviation, combination, logo, device, format or style in connection with the Business, but excluding the Retained Name;

“Business Records” means all books, files, registers, documents, literature, correspondence, papers and other records of the Vendors (whether recorded in computerised form or otherwise) relating to the Business or any of the Assets or used or intended for use in the Business and in existence at the date of this Agreement;

“Business Revenue” means all revenue (as determined and recognised by US GAAP) relating to the Business;

“CA 1985” means the UK Companies Act 1985;

“CA 1989” means the UK Companies Act 1989;

“Cash Floats” means any cash floats and advances made from petty cash to employees or representatives of the Business and franking machine balances which are outstanding at the Completion Date;

“Completion” means completion of the Sale (other than in relation to the Deferred Assets) and associated matters by the performance by the parties of their respective obligations under clause 8;

“Completion Date” means the date of completion of this Agreement (being not later than the Key Date) as the Vendors and the Purchaser may agree in writing;

“Completion Documents” means:

(a)                        the Master Distributorship and Licence Agreement;

(b)                       the Master Software Development Support and Maintenance Agreement;

(c)                       the SSP Marketing Agreement; and

(d)                       the Deeds of Employment Variation;

“Conditions” means the conditions specified in part A of schedule 6 and any reference to “Condition 1”, “Condition 2” and so on means whichever of the Conditions is so numbered in that part;

“Confidential Information” means such of the Business Data and the Know-how as are of the nature of trade secrets and are for the time being confidential to the Vendors, including all such Business and Know-how as relate to the financial or contractual arrangements or other dealings, transactions and affairs of the Business or to future business development or planning or to litigation or legal advice;

“Contracts” means:

(a)                        the Material Contracts; and

(b)                       the benefit (subject to the burden) of all other contracts, engagements and orders (including licence agreements) relating to the Business which shall have been entered into or placed (whether in writing or orally) by or on behalf of or with any Vendor Group Member on or before Completion in the ordinary course of the conduct of the Business but which remain to be performed in whole or in part at Completion (in each case regardless of the extent to which the rights, benefits and obligations under them arise before or after Completion) other than:

(i)                           the Excluded Contracts;

(ii)                        the Employment Agreements;

(iii)                     the Leasing Agreements; and

(iv)                    the Licences;

“Customs” means the UK H.M. Customs & Excise;

“Deeds of Employment Variation” means the deeds in the agreed form whereby a Transferring Employee irrevocably waives and assigns all rights in relation to any Created Intellectual Property (as defined therein) developed in the course of his employment with any Vendor Group Member;

“Default Rate” means the rate per annum equal to 3 per cent. above the Base Rate;

“Deferred Assets” means those Assets listed in Schedule 2;

“Deferred Assets Completion” means completion of the sale of the Deferred Assets and associated matters by the performance by the parties of their respective obligations under clause 9;

“Deferred Assets Completion Date” means 30 June 2004 or such earlier date, not being earlier than ninety (90) days following Completion, which the Purchaser notifies to the Vendors;

“Deferred IP” means those Owned Rights, IP Licences and Vendors’ IT which are the subject of the Master Distributorship and Licence Agreement together with any Modifications thereto.

“Disclosure Letter” means the letter of the same date as this Agreement from the Vendors to the Purchaser (including all documents and other written material annexed to or specifically referred to in it) disclosing certain matters in relation to the Warranties, which has been delivered to the Purchaser prior to the execution of this Agreement, together with, where the context so requires, the Disclosure Supplement;

“Disclosure Supplement” means the written supplement to the Disclosure Letter (and any documentary attachments thereto) which the Vendors shall deliver to the Purchaser in accordance with clause 7.5, containing further and better particulars of certain disclosures already mentioned and cross referred to in Section C of the Disclosure Letter, but not any further or new matters;

“Employees” means the Transferring Employees and the Remaining Employees;

“Employment Agreements” means the contracts or other terms or conditions of employment under which the Transferring Employees are as at the date hereof, and will as at the Completion Date be, employed by any Vendor Group Member in the Business;

“Employment Liabilities” means:

(a)                        all Payroll Expenses; and

(b)                       all liabilities to or in relation to the Transferring Employees for anything done or omitted to be done in respect of the Employees arising (whether under statute or at common law or otherwise howsoever) out of their Employment Agreements or otherwise in connection with their employment in or termination of their employment in the Business and all claims or demands in respect of such liabilities (whether made by any of the Transferring Employees or by any trade union or staff association recognised by the Vendors in respect of any of the Transferring Employees or any other appropriate representatives of such Transferring Employees) and all damages, compensation, court or tribunal orders or awards (including protective awards), fines, penalties, costs and legal or other expenses incurred in any actions, proceedings or other legal recourse in respect of, or otherwise in connection with, such claims or demands;

“Employment Losses” means claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, and all other liabilities whatsoever;

“Enactment” means any statute or statutory provision (whether of the UK or elsewhere), subordinate legislation, as defined by section 21(1) of the UK Interpretation Act 1978, and any other subordinate legislation made under any such statute or statutory provision;

“Encumbrances” includes all claims, liens, mortgages, charges, encumbrances, restrictions and equities and other rights exercisable by third parties;

“Environment” means the environment as defined in section 1(2) of the UK Environmental Protection Act 1990;

“Environmental Claim” means any claim, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise), relating to Environmental Matters or requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Law” includes all or any law, statute, rule, regulation, treaty, directive, direction, by-law, code of practice, circular, guidance note, order, notice or demand of any governmental authority or agency or any regulatory body or any other body whatsoever in any jurisdiction, including the European Union, relating to Environmental Matters applicable to the Business;

“Environmental Licence” means any permit, licence, authorisation, consent or other approval required at any time by the Vendors in relation to the Business pursuant to any Environmental Law;

“Environmental Matters” includes any of the following:

(a)                        any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

(b)                       nuisance, noise, defective premises, health and safety at work or elsewhere; and

(c)                        the pollution, conservation or protection of the Environment whether relating to man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it;

“Excluded Assets” means the assets which are not intended to be transferred to the Purchaser, being those described in Part A of schedule 3;

“Excluded Contracts” means the contracts relating to the Business to which any of the Vendors is a party, the benefit and burden of which are not intended to be transferred to the Purchaser pursuant to this Agreement, being those contracts short particulars of which are specified in Part B of schedule 3;

“Existing Customer Agreements” means the JVM customer Contracts (whether the same are to be transferred at Completion or Deferred Assets Completion) to be transferred to the Purchaser pursuant to this Agreement which are in existence (as legally binding agreements) and in effect as at Completion, (together with any amendments or addenda to such agreements after the Completion Date for the supply of upgrades to, or new releases of, previously licensed technology or new technologies offered by the Vendors at the date of this Agreement, any update or upgrade thereof, or any technology of the Purchaser equivalent to such technology);

“Final True-Up Date” means 30 April 2006;

“First Revenue Year” means the period commencing on 1 April 2003 and ending on 31 March 2004;

“Forecast Revenue” means:

(a)                       in relation to the First Revenue Year, US$9,189,000;

(b)                      in relation to the Second Revenue Year, US$17,145,000; and

(c)                       in relation to the Third Revenue Year, US$20,574,000;

“Further Disclosure Letter” means a letter to be delivered by the Vendors to the Purchaser prior to Completion, setting out matters which constitute (or which would otherwise constitute) Relevant Breaches as at Completion and which either: (i) have occurred (otherwise than by an act or omission of the Vendors which they ought reasonably to have avoided); or (ii) the persons listed in clause 19.2 have become aware of after the date of this Agreement, and which they were not and ought not reasonably to have been aware of at that date, but not other matters.

“GAAP” means generally accepted accounting principles;

“G&A Employees” means John Box, Emma Johnson, Tony Lingard and Linda Markwell, whose names and brief particulars of whose employment are set out in Part A of Schedule 5 and “G&A Employee” shall be construed accordingly;

“Goodwill” means the goodwill of the Business together with the exclusive rights (so far as the Vendors can grant them) for the Purchaser to represent itself as carrying on the Business in succession to the Vendor Group after Completion (but excluding the right to use the Retained Name(s) in connection with the Business after Completion);

“Group” means in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of any such holding company and the expression “Group Company” shall be construed accordingly;

“holding company” has the meaning ascribed to it by sections 736 and 736A CA 1985;

“Independent Accountant” means (in relation to any dispute which under any provision of this Agreement is required to be referred for expert determination by the Independent Accountant) such international firm of Chartered Accountants (not being the Vendors’ accountants or the Purchaser’s accountants or any partner therein or officer or employee thereof) as shall be agreed between the parties to the dispute or, in default of such agreement within a period of 10 days from the date the requirement for such reference arises, as shall be appointed, on the application of any of those parties, by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“ICTA 1988” means the UK Income and Corporation Taxes Act 1988;

“Information Technology” means all information technology owned, created or licensed by the Vendors in connection with and/or which relate, directly or indirectly, to the Business, and including, without limitation, any software (together with all improvements thereto, whether now existing or hereafter developed, and in source code and object code form), hardware and firmware, networks and connecting media, all user manuals, reference manuals and other documentation and materials relating thereto; and any derivative works (including foreign language versions thereof), improvements, and all Intellectual Property Rights thereto, in each case whether now existing or hereafter developed, in and to such information technology ;

“Initial Revenue Share Payment Dates” means each of 30 April 2003, 31 July 2003, 31 October 2003 and 31 January 2004;

“Insolvency Event” in relation to the Vendors, means any Vendor having ceased to trade, been dissolved, become unable to meet its debts as they fall due, become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), entered into administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any form of procedure relating to insolvency or dissolution in any jurisdiction;

“Insurances” means all policies and contracts of assurance, insurance, indemnity or as to credit risk at any time effected or maintained by the Vendors in relation to the Business and/or the Assets and in force at the date of this Agreement;

“Intellectual Property Rights” means, collectively, patents, trademarks, trade secrets, copyrights (including rights in computer software), moral rights trade names, service marks, business names (including internet domain names), design rights, database rights, semi-conductor topography rights, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)) and all other intellectual property rights and proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration), now existing or hereafter acquired, whether arising under the laws of the US, the UK or any other jurisdiction, including all licence or other rights in respect of the foregoing, all rights or causes of action for infringement or misappropriation of any of the foregoing, and all rights to apply for or register any of the foregoing rights;

“IP Licences” means all licences of Intellectual Property Rights granted to the Vendors by any third party (including, without limitation, any such licences granted by any other Vendor Group Member) which are required for the operation of the Business as carried on at the Completion Date, including but not limited to licenses in respect of the software set out in Part B of Appendix A;

“Japanese Property” means the serviced office in Japan formerly occupied by the Vendor Group;

“Java Environment(s)” means Java technology environments as promulgated by and described in specifications from Sun and/or the JCP and as implemented in reference source code licensed from Sun to Insignia under the TLDA, and which, for the purposes of this Agreement, means the following such Java Environments:

(a)                                  Personal Java;

(b)                                 Embedded Java;

(c)                                  Java 2 Platform, Micro Edition, Connected Device Configuration;

a.               Foundation Profile;

b.              Personal Profile;

c.               Personal Basis Profile;

d.              Connected Limited Device Configuration;

e.               Mobile Information Device Profile;

(d)                                 JavaTV API.

 “JCP” means the Java Community Process executive committee seat for JM2E;

“JVM” means JAVATM virtual machines;

“JVM Platforms” means the Vendors’ implementations of the Java 2 Platform Standard and Micro Editions (including, without limitation, all configurations and profiles for which any Vendor has developed an implementation and is licensed by Sun to distribute), the PersonalJava, EmbeddedJava, and JavaTV platforms, and related application management system products currently conducted or proposed to be conducted by the Vendors Group;

“Key Date” means 18 April 2003 (or such later date as the Vendors and the Purchaser may agree);

“Key Employees” means those Employees whose names and brief particulars of whose employment are set out in Part B of Schedule 5 and “Key Employee” shall be construed accordingly;

“Know-how” means all industrial and commercial techniques, processes, methods, ideas, inventions, discoveries and improvements, knowledge and know-how (whether or not contained or recorded in the Business Data) which:

(a)                        relate exclusively to the activities of, or the goods, products or services developed (or in development) procured or supplied by, the Business or to any equipment used in the Business (including the development, production, distribution, selection, use, storage, packaging, testing, repair or servicing of any such goods, products, services or equipment); and

(b)                       are used by the Vendors in or in connection with the Business on the Completion Date;

“Leased Assets” means the equipment and other items which are the subject of the Leasing Agreements;

“Lease” means the lease or underlease under which the Parent holds the Property;

“Leasing Agreements” means the benefit (subject to the burden) of the leasing, conditional sale, deferred purchase, credit sale, hire purchase and like agreements (other than the Lease) under which any Vendor Group Member holds equipment or other items used in, or otherwise relating, to the Business at the Completion Date;

“Liabilities” means all, obligations and liabilities (whether actual, prospective or contingent, whether statutory, contractual or otherwise and whether or not of a pecuniary nature) which are at any time due or owing, whether from the Vendors or the Purchaser, to a third party and which arise from or in relation to, or are otherwise attributable to the conduct of, the Business, including:

(a)                        all obligations and liabilities, whether of the Vendors or the Purchaser, under or in respect of the Contracts;

(b)                       all Employment Liabilities;

(c)                        all liabilities in respect of deposits and payments in advance paid by, and rebates and discounts payable or allowable to, customers of the Business; and

(d)                       all VAT charged in respect of goods or services supplied by the Business (after giving credit for such as is allowable of the input tax on goods or services supplied to the Business), but otherwise excluding all Taxation (other than import and export duties) and all liabilities for the repayment of the principal amount of, or payment of interest on, any loan or any bank indebtedness;

“Licences” means the benefit (so far as capable of assignment and subject to the burden) of all such licences, permits or consents (not falling within the Contracts relating to the Property) as relate exclusively or predominantly to the Business and are held by any Vendor Group Member at Completion;

“Licensed Products Security Interest” means the first ranking senior security documentation over the Deferred Assets in the agreed form to be granted by the Vendors to the Purchaser;

“Loan Agreement” means the loan agreement dated 7 February 2003 between the Parent (1) and the Purchaser (2);

“Marketing Information” means such of the Business Data as relates to the procurement of goods or services for the Business or to the marketing of goods or services supplied by the Business including names, lists and records of, and agreements with, customers, suppliers, agents and distributors, mailing lists, customer credit limits, details of prices and costs, sales specifications, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and all advertising or other promotional publications or materials;

“Master Distributorship and Licence Agreement” means the agreement between the Purchaser and the Parent whereby the Purchaser shall be appointed the distributor of the Deferred IP and of certain modifications thereto in the agreed form;

“Master Software Development Support and Maintenance Agreement” means the agreement between the Purchaser and the Parent wherein the Purchaser shall be licensed as a third party contractor to create modifications to the Deferred IP;

“Material Contracts” means the benefit (subject to the burden) of those Contracts of which short particulars are set out in Appendix C;

“Modifications” means any or all development, modification or derivative work of and to any Deferred Assets;

“Moveable Physical Assets” means such of the Physical Assets as is loose, moveable or otherwise in a state of severance at the Completion Date;

“Operating Expenses” means all operating expenses relating to the Business including all Payroll Expenses and authorised travel and other expenses relating to Transferring Employees (but not any other Employees), payments of rent and service charge under the Lease, bills for the use of water, telephone, electricity, gas and other utilities at the Property, and other expenses of an operating (rather than capital) nature relating to the day to day running of the Business, but excluding any Taxation thereon;

“Operating Expense Schedule” means a schedule of Operating Expenses referred to in paragraph 2 of Part D of Schedule 6;

“Outgoings” means such Liabilities as are of a pecuniary nature and all debts, sums and moneys (whether or not of an income or revenue nature) at any time due or owing in respect of such Liabilities (including all Payroll Expenses);

“Owned Rights” means all those Intellectual Property Rights owned by the Vendors and which are used exclusively or predominantly for the operation of the Business as carried on at the Completion

Date including, but not limited to, those Intellectual Property Rights set out in Part A of Appendix A. For the avoidance of doubt, the Parties acknowledge that it is not possible to set out full lists of all unregistered Intellectual Property Rights that are owned by the Vendors;

“Payroll Expenses” means

(a)                        all payments required to be made to the Transferring Employees under their Employment Agreements (including wages, salaries, commissions, bonuses or other incentive remuneration, overtime payments and other remuneration or emoluments and reimbursements of expenses excluding holiday pay) or to any scheme for the provision of any relevant benefit (as that term is defined in section 612 ICTA 1988) in connection with their employment; and

(b)                       all Statutory Contributions in respect of the Transferring Employees;

“Periodical Outgoings” means all such Outgoings (including Payroll Expenses, rents, rates, maintenance and service charges, gas, water, electricity, telephone and other utility charges, royalties and subscriptions) as are payable on a recurrent basis at regular intervals in relation to consecutive periods;

“Periodical Receivables” means all such Receivables (including rents, maintenance and service charges and royalties) as are receivable on a recurrent basis at regular intervals in relation to consecutive periods;

“Physical Assets” means the machinery, equipment, fixtures and fittings, furniture, computer hardware, software, firmware, telephone systems, peripherals and accessories, test facility equipment and processors (and related equipment and processors), sufficient server capacity to ensure the Transferring Employees will at and from Completion be able to continue operating the Business in the manner conducted by the Vendors as at the Completion Date and other like items (including office furniture and equipment and stationery (including, without limitation, workstations, test facility equipment and processors and any equipment related thereto) and including also spare parts for all such items), which are used by the Vendors and/or the Employees exclusively or primarily in the Business, otherwise than by way of supply at the Completion Date (and, in the case of equipment and computer hardware and software and any other items used by any Employee at the Japanese Property at the date hereof and during the six months prior to the date hereof) whether or not situated at the Property (and including, for the avoidance of doubt, any such items situated at the Japanese Property and at any other property in any jurisdiction owned or occupied by any Vendor Group Member whether or not such property is used in relation to the Business), including those items set out in Appendix B but excluding Third Party Equipment and the landlords’ fixtures at the Property;

“Pre-contractual Statement” means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with the Business and the sale and purchase and other matters described in the Asset Purchase Documents;

“Prepayments” means the benefit of all payments made in advance by the Vendors in respect of goods or services ordered for the Business to the extent that such goods or services shall not have been supplied on or before the Completion Date;

“Property” means the leasehold property specified in part B of schedule 1 together with the  Property’s fixtures and fittings in or on it but excluding all items thereon which are comprised in the Physical Assets;

“Property Transfer Agreement” means the agreement in the agreed form effective as of Completion whereby the Property shall be transferred to the Purchaser;

“Purchase Price” means the aggregate of the Basic Consideration and the Total Revenue Share Amount;

“Purchaser’s Accountants” means KPMG, Switzerland;

“Purchaser’s Costs” means the legal and other professional costs and out of pocket expenses (excluding any sum representing management time) incurred by the Purchaser (together with any VAT thereon which is non-recoverable by the Purchaser) in connection with the investigation and negotiation of the purchase of the Business and Assets pursuant to this Agreement;

“Purchaser’s Nominated Bank Account” in relation to any payment means the bank account numbered 909661-02-01 with Swift Code CRESCHZZ880B in the name of the Purchaser at the Zurich branch of Credit Suisse Bank plc or such other bank account as the Purchaser shall from time to time direct, particulars of which shall have been notified by the Purchaser to the Vendors not less than three (3) business days before the due date of payment;

“Quarter Date” means the fiscal quarter ending on the month immediately preceding the relevant Subsequent Revenue Share Payment Date;

“Receivables” means such Rights as are of a pecuniary nature and all debts, sums and moneys (whether or not of an income or revenue nature) at any time  due or owing in respect of, or in respect of the exercise of, any Rights;

“Records” means all Business Records necessary to enable the Purchaser to carry on the Business with the exception of the statutory books of the Vendors, the Statutory Records, the VAT Records and all such other records as relate to Taxation (other than PAYE), or to insurance and pensions, to any transactions of the Vendors otherwise than in relation to the Business, to the Excluded Assets or to the consolidation of the results of the Business with those of any other company or business of the Vendors’ Group;

“Relevant Breach” means any event, matter or circumstance which is inconsistent with, contrary to or, otherwise a breach of any of the Warranties (as qualified by clause 19.4) or of the Vendors’ undertaking in clause 19.6;

“Relevant Percentage” has the meaning set out in paragraph 3 of Part B of schedule 7;

“Relevant Substance” means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the UK Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare;

“Remaining Employees” means all the employees of the Vendors engaged in the Business at the opening of business on or following Completion Date (other than the Transferring Employees);

“Restructuring Costs” means any Employment Losses relating to the termination or severance of employment of any Transferring Employee which are incurred within 90 days of the Completion Date pursuant to clause 13.12 including statutory redundancy payments, contractual redundancy payments (including payments which are incorporated in the contract by reason of custom and practice), the salary and cost of all benefits in kind for the duration of their contractual notice periods, employers secondary class 2 National Insurance Contributions in respect of any of the above and any claims, costs, awards, damages in relation to any statutory claims including claims for unfair dismissal under the Employment Rights Act 1996 subject to the Purchaser using its commercially reasonable endeavours to ensure that any such sums paid to any Transferring Employee shall not exceed the minimum statutory redundancy and such employees contractual notice period;

“Retained Business” means the business of Secure System Provisioning carried on by any Vendor Group Member;

“Retained Customer Agreements” means the customer agreements referred to in paragraph 3 of schedule 2;

“Retained Name” means the trade and business names and marks specified in part C of schedule 3 and any part or abbreviation or combination of any of them and any logo, device, format or style in or with which any such name or any part or abbreviation of it is or has been used by the Vendors in connection with the Business;

“Revenue” means revenue recognised by the Purchaser or any member of its Group in accordance with US GAAP as accruing pursuant to the Existing Customer Agreements;

“Revenue Year” means the First Revenue Year or the Second Revenue Year or the Third Revenue Year as the case may be;

“Rights” means all rights, powers and benefits (whether actual, prospective or contingent, whether statutory, contractual or otherwise and whether or not of a pecuniary nature) which are at any time due or owing, whether to the Vendors or the Purchaser, from a third party, or exercisable, whether by the Vendors or the Purchaser, against a third party, and which arise from or in relation to, or are otherwise attributable to the conduct, of the Business, including all rights, powers and benefits, whether of the Vendors or the Purchaser, under or in respect of the Contracts but excluding all rights or claims the benefit of which is comprised in the Ancillary Benefits or any other Assets and all rights to the repayment of the capital of, or payment of interest on, any loan;

“Sale” means the sale and purchase referred to in clause 2.1;

“Second Revenue Year” means the period commencing 1 April 2004 and ending on 31 March 2005;

“Security Interest” means any mortgage, charge (whether fixed or floating), lien, pledge, hypothecation, assignment, trust arrangement or other security interest of any kind securing the obligations of any person or any other type of preferential arrangement (including transfer and/or retention of title arrangements having a similar effect) (or an agreement or commitment to create any of them), but excluding:

(a)                        any lien arising in the ordinary course of business to secure amounts which are not material;

(b)                       any unpaid Vendor’s or supplier’s lien arising in the ordinary course of the Business to secure amounts due in respect of goods or services sold or supplied; and

(c)                        liens arising by operation of law and not by way of contract, including a banker’s lien;

“Sixth VAT Directive” means the Sixth VAT Directive (EU Directive 77/388);

“SSP” means secure server provisioning;

“SSP Marketing Agreement” means the agreement in the agreed form to be entered into at Completion between the Parent (1) and the Purchaser (2) whereby the Parent shall grant the Purchaser an irrevocable, non-exclusive, perpetual, world-wide, royalty-free and fully paid-up licence, to certain of the Vendors’ client-side Secure System Provisioning Technology;

“Statutory Contributions” means all Taxation for which an employer is liable in respect of any employee (including the employee’s PAYE and National Insurance contributions which the employer must deduct from his salary or wages and pay to the relevant authority and the employer’s contributions to National Insurance and Graduated Insurance benefits);

“Statutory Records” means all such Business Records as are required by any Enactment to be kept by any Vendor and retained in its possession with the exception of the VAT Records;

“Subsequent Revenue Share Payment Dates” means each of 30 April 2004, 31 July 2004, 31 October 2004, 31 January 2005, 30 April 2005, 31 July 2005, 31 October 2005 and 31 January 2006;

“subsidiary” means a subsidiary (as defined by sections 736 and 736A CA 1985) or a subsidiary undertaking (as defined by section 258 CA 1985);

“Sun” means Sun Microsystems, Inc.;

“Supplier Contracts” means such of the Contracts as provide for the supply to the Vendors of goods, products or services in connection with the Business;

“Taxation” means any liability to any form of taxation, levy, duty, charge, impost, withholding, whenever created or imposed and whether of the United Kingdom, France, or the United States or elsewhere and generally any amount payable to the revenue, customs or fiscal authorities, whether of the United Kingdom or elsewhere, and all interest and/or penalties related to or arising in respect of them;

“Taxation Authority” means any authority, state, municipal, provincial, statutory, or governmental body or person competent to impose or collect any form of Taxation;

“Third Party Equipment” means the Leased Assets and all other equipment and items which are not owned by any Vendor Group Member but are used by a Vendor Group Member, otherwise than by way of supply, in the Business at the Completion Date, including, without limitation, items on loan, lease, licence or hire purchase or of which any Vendor Group Member is for any reason bailee and items supplied to any Vendor Group Member under a valid retention of title clause or other terms effective to prevent or delay title passing to such Vendor Group Member;

“Third Revenue Year” means the period commencing 1 April 2005 and ending on 31 March 2006;

“TLDA” means the Technology License and Distribution Agreement for Licensed Products dated 3 March 1999 between the Parent (1) and Sun (2), as amended;

“TLDA Licence” means any Java Environment licensed to the Parent pursuant to the TLDA;

“TLDA Licence Fee” means the Licence fee per unit payable by the Parent to Sun in relation to TLDA Licences pursuant to the TLDA;

“Total Revenue Share Amount” means the amount specified in part B of Schedule 7;

“Trade Creditors” means:

(a)                        All Outgoings which are owing by the Vendors (otherwise than to any other member of the Vendors’ Group) at the close of Business on the Completion Date in respect of the consideration for goods, products or services supplied to the Business on or before that date under orders or commitments given or made by the Vendors in the ordinary course of the conduct of the Business (whether or not such Outgoings shall have fallen due on or before that date and whether or not they are payable under any of the Contracts or appear in the purchase ledger) together with VAT and interest on them (where applicable); and

(b)                       The Liabilities in respect of:

(i)                           all deposits and payments in advance paid by customers of the Business to the Vendors on or before the Completion Date in respect of the consideration for goods, products or services to be supplied to such customers after that date;

(ii)                        all rebates which are due to customers of the Business from the Vendors in respect of the consideration for goods, products or services supplied to such customers on or before the Completion Date but which are not paid on or before that date;

(iii)                     all volume, accrual and overrider discounts which the Vendors would be obliged to allow by way of deduction from the consideration for goods, products or services supplied to any customer of the Business in consequence of the volume of sales of goods or products supplied by the Vendors to such customer on or before the Completion Date to the extent not so allowed on or before that date; and

(iv)                    all refunds which are due to customers of the Business from the Vendors in the event of the return of any goods or products supplied by the Vendors on a sale or return or trial basis on or before the Completion Date but which are not paid on or before that date.

“Trade Marks” means the registered trade and service marks specified in Appendix A;

“Transfer Regulations” means the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended;

“Transferring Employees” means those employees of the Vendors wholly or mainly engaged in the Business whose names and brief particulars of whose employment are set out in Part A of schedule 5, subject to such changes thereto as may be made in accordance with clause  13 and shall include the Key Employees set out in Part B of Schedule 5;

“Transitional Period” means the period from (but excluding) the date of this Agreement to (and including) the Completion Date or, if earlier, the date on which this Agreement is terminated or lapsed;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

 “US” means the United States of America;

“$” means US dollars, the lawful currency of the US;

“VAT” means Value Added Tax as provided in the Sixth VAT Directive or its equivalent in any non-European jurisdiction or any relevant sales or similar tax;

“VATA” means the UK Value Added Tax Act 1994;

“VAT Records” means all such records relating to VAT which shall have been kept by any Vendors in relation to the Business;

“Vendor Group” means the Vendors and any subsidiaries of any Vendor from time to time;

“Vendor Group Member” means any company which is a member of the Vendor Group;

“Vendor’s Accountants” means PricewaterhouseCoopers;

“Vendors’ IT” means all the Information Technology required by the Vendors in relation to the Business as at the Completion Date and all contracts and reports in respect of that Information Technology including but not limited to all licences, leases, maintenance and support agreements, facilities management, outsourcing agreements, escrow agreements relating to the deposit of source codes and disaster recovery agreements;

“Vendors’ Nominated Bank Account” in relation to any payment means the bank account details of which to be notified by the Vendors to the Purchaser not less than three (3) business days before the date of Completion;

“Vendors’ Solicitors” means Macfarlanes of 10 Norwich Street, London EC4A 1BD; and

“Warranties” means the warranties contained or referred to in clause 19 (including the repetition immediately before Completion under clause 19.2 of the terms warranted under clause 19.1).

Part B - Interpretation

1                                In this Agreement, unless the context otherwise requires:

(a)                        a document expressed to be “in the agreed form” means a document in form of the draft or proof of such document which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been signed or initialled by them or on their behalf with such alterations (if any) as may subsequently be agreed in writing by the parties or on their behalf;

(b)                       references to a clause or schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its schedules and references in a schedule or part or section of a schedule to a paragraph are to a paragraph of that schedule or that part or section of that schedule;

(c)                        references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(d)                       words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

(e)                        the contents table and the descriptive headings to clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement; and

(f)                          the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

(g)                       references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)                       references to an agreement include an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

(i)                           references to a document include any agreement in writing and any certificate, notice, instrument or other document of any kind;

(j)                           the word “company” shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or hereafter to be formed;

2                                In this Agreement, unless the context otherwise requires, references to any Enactment shall be construed as including a reference to:

(a)                        any Enactment which that Enactment has directly or indirectly replaced (whether with or without modification); and

(b)                       that Enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this Agreement.

3                                In this Agreement the expression “with full title guarantee” in relation to the sale or transfer of any of the Assets shall import the covenants implied by sections 2, 3 and 4 Law of Property (Miscellaneous Provisions) Act 1994 but so that the operation of such covenants shall be extended so as to apply regardless of and not be affected by:

(a)                        the fact (if such is the case) that the Vendors do not know or could not reasonably be expected to know about any charges, encumbrances or rights affecting such Asset; or

(b)                       anything which at the time of such sale or transfer is within the actual knowledge of the Purchaser or which is a necessary consequence of facts that are then within the actual knowledge of the Purchaser.

4

(a)                        Where any party (the “indemnifier”) undertakes in this Agreement that it will fully indemnify any other party (the “indemnified party”) against any claim, demand, debt, liability, loss or other matter or similar formulation of words (the “main object”), the indemnifier shall be deemed thereby to undertake to indemnify the indemnified party and its permitted assigns to the fullest extent and to keep it and them so indemnified and secured to its and their reasonable satisfaction at all times against, and to reimburse to the indemnified party on demand, the main object and any associated expenditure except only, as regards such associated expenditure, to the extent that it arises out of or is attributable to any default or delay on the part of the indemnified party or its permitted assigns.

(b)                       For the purposes of paragraph 4 “associated expenditure” shall mean all judgments, awards, damages, compensation, penalties or fines made or awarded against or imposed on, all costs and out-of-pocket expenses (including legal and other professional fees, costs and expenses) reasonably and properly incurred by, and all losses and liabilities (other than in respect of indirect or consequential losses or loss of profit) otherwise suffered by, the indemnified party or its permitted assigns:

(i)                          in respect of or in connection with the main object; or

(ii)                       (where the main object is any liability for the performance by the indemnifier of any obligation under this Agreement) in consequence of any default or delay on the part of the indemnifier in duly performing such obligation, together with any VAT thereon which is not recoverable by the indemnified party or (as the case may be) its permitted assigns.

5                               References in this Agreement to a sum being “due and payable” means such sum is: (i) a liquidated contractual sum the date for payment of which has been reached and, whether or not the same comprises a liquidated contractual sum, any payment to be made by the Vendors under clause 21.1 following the determination of a court of competent jurisdiction referred to therein; or (ii) any other sum which the Parties have agreed is payable or which a court of competent jurisdiction has held to be payable or which has been determined to be payable under any determination procedure contained in this Agreement, the amount of which has been so agreed, held or determined.

SIGNED by	Nicholas, Viscount	)
)
Bearsted		)
for and on behalf of		)
INSIGNIA SOLUTIONS PLC		)/s/ Nicholas, Viscount
Bearsted
Director

SIGNED by	Nicholas, Viscount	)
)
Bearsted		)
for and on behalf of		)
INSIGNIA SOLUTIONS		)
INTERNATIONAL LIMITED		)/s/ Nicholas, Viscount
Bearsted
Director

SIGNED by	Nicholas, Viscount	)
)
Bearsted		)
for and on behalf of		)
INSIGNIA SOLUTIONS		)/s/ Nicholas, Viscount
Bearsted
Director

SIGNED by	Richard M. Noling	)
)
)
for and on behalf of		)
INSIGNIA SOLUTIONS.		)
SARL (FRANCE)		)/s/ Richard M. Noling
Director

SIGNED by	Alain Blancquart	)
)
and Edwin Douglass		)
for and on behalf of		)/s/ Alain Blancquart
ESMERTEC A.G.		)/s/ Edwin Douglass
Director

Appendix A

Intellectual Property Rights

[Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

Appendix B

Physical Assets

[Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]

Appendix C

Material Contracts

[Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit is omitted.]